LIMITED LIABILITY COMPANY AGREEMENT OF SHADOW CREEK HOLDING COMPANY LLC

February 29, 2008

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE DELAWARE SECURITIES ACT, OR OTHER SIMILAR FEDERAL OR STATE STATUTES OR AGENCIES IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN THOSE STATUTES.  THE SALE, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, PLEDGE OR OTHER DISPOSITION OF ANY LIMITED LIABILITY COMPANY INTEREST IS RESTRICTED IN ACCORDANCE WITH THE PROVISIONS OF THIS LIMITED LIABILITY COMPANY AGREEMENT, AND THE EFFECTIVENESS OF ANY SUCH SALE OR OTHER DISPOSITION MAY BE CONDITIONED UPON, AMONG OTHER THINGS, RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE DELAWARE SECURITIES ACT AND OTHER APPLICABLE FEDERAL OR STATE STATUTES.  BY ACQUIRING THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS LIMITED LIABILITY COMPANY INTERESTS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID STATUTES AND RULES AND REGULATIONS THEREUNDER AND THE TERMS AND PROVISIONS OF THIS LIMITED LIABILITY COMPANY AGREEMENT.

PAGE
ARTICLE I	ORGANIZATION	1
1
SECTION 1.1.	Formation and Continuation	1
SECTION 1.2.	Name and Office	1
SECTION 1.3.	Purpose	1
SECTION 1.4.	Term	1
SECTION 1.5.	Defined Terms	1

ARTICLE II	CAPITAL	7
7
SECTION 2.1.	Initial Capital Contributions.	7
SECTION 2.2.	Operating Capital; Additional Capital Contributions.	7
SECTION 2.3.	Default Loans.	7
SECTION 2.4.	No Third Party Beneficiaries	8

ARTICLE III	COMPANY INTERESTS	8

SECTION 3.1.	Percentage Interests	8
SECTION 3.2.	Capital Accounts	8
SECTION 3.3.	Return of Capital	8

ARTICLE IV	DISTRIBUTIONS	8

SECTION 4.1.	General	8
SECTION 4.2.	Net Cash Flow	8
SECTION 4.3.	Net Proceeds of a Capital Transaction	8
SECTION 4.4.	Tax Payments	8
SECTION 4.5.	Limitation on Distributions	8

ARTICLE V	ALLOCATION OF PROFITS AND LOSSES	9

SECTION 5.1.	Profits	9
SECTION 5.2.	Losses	9
SECTION 5.3.	Special Allocations.	9
SECTION 5.4.	Other Allocation Rules.	10
SECTION 5.5.	Tax Allocations: Code Section 704(c).	10

ARTICLE VI	MANAGEMENT	10

SECTION 6.1.	Management.	10
SECTION 6.2.	Major Decisions	11
SECTION 6.3.	Property Management	13
SECTION 6.4.	Duties and Conflicts.	13
SECTION 6.5.	Company’s Counsel	13
SECTION 6.6.	Exculpation/Indemnification.	13
SECTION 6.7.	Rights During a Material Default or Following an AmREIT Change of Control/Removal of AmREIT as Managing Member/Standard of Care.	13
SECTION 6.8.	Transactions with Related Parties.	14
SECTION 6.9.	Indebtedness; UBTI.	14

ARTICLE VII	BOOKS AND RECORDS; RESERVES	15

SECTION 7.1.	Bank Accounts	15
SECTION 7.2.	Books of Account	15
SECTION 7.3.	Operating Statements.	15
SECTION 7.4.	The Accountant	15
SECTION 7.5.	Tax Matters Member	15
SECTION 7.6.	Appraisals	16
SECTION 7.7.	Annual Budget	16
SECTION 7.8.	Leasing and Property Guidelines.	16

ARTICLE VIII	TRANSFER OF COMPANY INTERESTS	16

SECTION 8.1.	No Transfer	16
SECTION 8.2.	Succession by Operation of Law/Certain Permitted Transfers/Prorations/Cooperation.	16
SECTION 8.3.	General Conditions Applicable to Transfers.	17
SECTION 8.4.	Intentionally Omitted.	17
SECTION 8.5.	Buy/Sell Rights.	17
SECTION 8.6.	Project Sale Option.	19
SECTION 8.7.	ERISA.	20
SECTION 8.8.	VCOC	21
SECTION 8.9.	Bankruptcy or Dissolution of a Member	21

ARTICLE IX	BROKERS	21

SECTION 9.1.	Brokers	21

ARTICLE X	TERMINATION	21

SECTION 10.1.	Dissolution	21
SECTION 10.2.	Termination	21
SECTION 10.3.	Liquidating Member.	22
SECTION 10.4.	No Redemption	22
SECTION 10.5.	Governance	22
SECTION 10.6.	Return of Capital	22

ARTICLE XI	MISCELLANEOUS	22

SECTION 11.1.	Further Assurances	22
SECTION 11.2.	Notices	22
SECTION 11.3.	Governing Law	23
SECTION 11.4.	Captions	23
SECTION 11.5.	Pronouns	23
SECTION 11.6.	Successors and Assigns	23
SECTION 11.7.	Extension Not a Waiver	23
SECTION 11.8.	Construction	23
SECTION 11.9.	Severability	23
SECTION 11.10.	Consents	23
SECTION 11.11.	Entire Agreement	23
SECTION 11.12.	Consent to Jurisdiction	23
SECTION 11.13.	Counterparts	23
SECTION 11.14.	Tax Election	23
SECTION 11.15.	Costs	23
SECTION 11.16.	Representations and Warranties	23
SECTION 11.17.	Right to Participate; Right of First Offer	25
SECTION 11.18.	Limitation of Liability	25
SECTION 11.19.	Company Name	25
SECTION 11.20.	Ownership of Company Property	25
SECTION 11.21.	Time of the Essence	25
SECTION 11.22.	Status Reports	25
SECTION 11.23.	Disposition of Documents	26
SECTION 11.24.	Waiver of Partition	26
SECTION 11.25.	Calculation of Days	26
SECTION 11.26.	Disclosure	26

EXHIBIT A – IRR CALCULATION

EXHIBIT B – LEASE REQUEST FORM

EXHIBIT C – FORM OF MANAGEMENT AGREEMENT

EXHIBIT D – LAND

EXHIBIT E – LEASING AND PROPERTY GUIDELINES

LIMITED LIABILITY COMPANY AGREEMENT
OF
SHADOW CREEK HOLDING COMPANY LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), is made as of February 29, 2008, by and between SHADOW CREEK RANCH TOWN CENTER ACQUISITION LLC, a Delaware limited liability company, having an office c/o J.P. Morgan Investment Management Inc., 245 Park Avenue, New York, New York 10167 (“Acquisition”), and AMREIT SHADOW CREEK ACQUISITION, LLC, a Texas limited liability company having an office at 8 Greenway Plaza, Suite 1000, Houston, Texas 77046 (“AmREIT SCA”), pursuant to the provisions of the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101 et seq., as amended from time to time (“Delaware Act”).  Capitalized terms used herein are defined in Section 1.5 below or as elsewhere provided herein.

WHEREAS, Shadow Creek Holding Company LLC (the “Company”) was formed by the filing of the Certificate (as hereinafter defined) on February 25, 2008.

WHEREAS, the Members desire to adopt this Agreement in accordance with the Delaware Act.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Acquisition and AmREIT SCA do hereby mutually covenant and agree as follows:

ARTICLE I

ORGANIZATION

SECTION 1.1. Formation and Continuation.

(a) The Company was formed under and pursuant to the provisions of the Delaware Act and on the terms and conditions set forth in the Certificate as filed with the Secretary of State of the State of Delaware.  The rights and liabilities of all Members shall be as provided under the Delaware Act, the Certificate and this Agreement.  To the extent permitted by applicable law, the provisions of this Agreement shall override the provisions of the Delaware Act in the event of any inconsistency or contradiction between them.  The fact that the Certificate is on file in the office of the Secretary of State shall constitute notice that the Company is a limited liability company, pursuant to Section 18-207 of the Delaware Act.

(b) In order to maintain the Company as a limited liability company under the laws of the State of Delaware, the Company shall, from time to time, take appropriate action, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by or desirable under law, including, without limitation, action to reflect:

(i) any change in the Company name; or

(ii) any correction of false or erroneous statements in the Certificate or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members.

(c) Each necessary Member shall further execute, and the Company shall file and record (or cause to be filed and recorded) and shall publish, if required by law, such other and further certificates, statements or other instruments as may be necessary or desirable under the laws of the State of Delaware or the state in which the Property is located in connection with the formation of the Company and the commencement and carrying on of its business.  The Managing Member shall be an authorized person of the Company for purposes of any filings under the Delaware Act and shall be authorized to execute and deliver on behalf of the Company any of the foregoing certificates.

SECTION 1.2. Name and Office.  The name of the Company shall be “Shadow Creek Holding Company LLC”.  All business of the Company shall be conducted under such name and title to all property, real, personal, or mixed, owned by or leased to the Company shall be held in such name.  The principal place of business and office of the Company shall be located at 8 Greenway Plaza, Suite 1000, Houston, Texas  77046 or at such other place or places as the Members may from time to time designate.  The Company may have such additional offices and places of business as may be established at such other locations as may be determined from time to time by the Members.  The registered agent of the Company within the State of Delaware is Corporation Trust Company and the registered office of the Company within the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.

SECTION 1.3. Purpose.  (a)  The purpose and business of the Company shall be to (i) own the Subsidiary Entities (as defined in Section 1.5), and (ii) acquire and own, directly or indirectly, the Property, and in connection therewith to (A) act and perform as a partner or member, as applicable, of each Subsidiary Entity, and (B) directly or indirectly, develop, finance, own, operate, lease, manage, dispose of (in whole or in part) and otherwise deal with the Property and any other real property and Company Assets acquired, directly or indirectly, by the Company in accordance with the terms hereof.

(b) The Company shall not engage in any other business or activity without the prior written consent of all the Members.

SECTION 1.4. Term.  The term of the Company commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until December 31, 2058, unless sooner terminated pursuant to the provisions hereof.  The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate in the manner required by the Delaware Act.

SECTION 1.5. Defined Terms.  The following terms shall have the following meanings when used herein:

“8.25% IRR Deficiency” - As defined in Exhibit A.

“10% Interest” - As defined in Section 8.7(c).

“10% Plan” - As defined in Section 8.7(b).

“12% IRR Deficiency” - As defined in Exhibit A.

“Accountant” - As defined in Section 7.4.

“Acquisition” - As defined in the Preamble.

“Acquisition Entity” - Any separate account, pension fund or collective investment fund containing pension funds, separate accounts or other investors for which J.P. Morgan Investment Management Inc. or JPM (or one of the parents, Affiliates, or subsidiaries of either of the foregoing or any successor to either of the foregoing) acts as trustee, agent or independent advisor.

“Additional Capital Contribution” – As defined in Section 2.2(b).

“Adjacent Property Acquisition” – As defined in Section 11.17(a).

“Adjacent Property Offeree” - As defined in Section 11.17(a).

“Adjacent Property Offeror” - As defined in Section 11.17(a).

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“Adjusted Capital Account” - With respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the adjustments set forth herein and the following adjustments:

(a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to the terms of this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in paragraphs (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations to the extent relevant thereto and shall be interpreted consistently therewith.

“Affiliate” - Means with respect to any Person, any other Person directly or indirectly controlled by, controlling or under direct or indirect common control with the Person in question, or such Person who owns, directly or indirectly, five percent (5%) or more of the equity interest of the other Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Affiliate Guarantee” - Means any guarantee or other surety arrangement executed by any Member or by any Affiliate of any Member, or by any Affiliate of any general partner of AmREIT, in each case for the benefit of any lender or other creditor to the Company.

“Agreement” - As defined in the Preamble.

“AmREIT” – Means AmREIT, a Texas real estate investment trust, and its successors and assigns.

“AmREIT Affiliate Bankruptcy” – Means a Bankruptcy Event with respect to any Affiliate of AmREIT (other than the Company) that is a party to a Managing Member Affiliate Agreement.

“AmREIT Change of Control” – Means any of the following:  (i) AmREIT SCA is no longer under the Control of AmREIT, (ii) there is a change in the power, directly or indirectly, to direct or cause the direction of the management and policies of AmREIT, whether by contract or otherwise (including, without limitation, as a result of a transfer permitted pursuant to the penultimate sentence of Section 8.1), (iii) a sale of all or substantially all of the assets of AmREIT, excluding a sale to an entity with respect to which AmREIT or a direct or indirect wholly-owned subsidiary of AmREIT is the general partner or managing member (or comparable managing entity) and Controls such entity, or (iv) any event following which none of the Key Personnel shall exercise (directly or indirectly) day-to-day operational, managerial and developmental control over AmREIT SCA.

“AmREIT Corp.” – Means AmREIT Monthly Income & Growth IV Corporation, a Texas corporation, and its successors and assigns.

“AmREIT Ltd.” – Means AmREIT Monthly Income & Growth IV Ltd., a Texas limited partnership, and its successors and assigns.

“AmREIT SCA” - As defined in the Preamble.

“Annual Budget” - As defined in Section 7.7.

“Applicable AmREIT Entity” – As defined in Section 11.17(b).

“Applicable Purchase Price” - As defined in Section 8.5(a).

“Approved Leases” – Means any lease of space that (i) is in accordance with the Leasing and Property Guidelines, (ii) is on the standard form of lease approved from time to time by the Members pursuant to Section 6.2, without material changes thereto that are adverse to the Company, and (iii) covers less than 5,000 rentable square feet of space.

“Approved Tenant Representative Agreement” – Means any tenant representative agreement in connection with a lease of space at the Property on the standard form of tenant representative agreement approved from time to time by the Members pursuant to Section 6.2.

“ARIC” – Means AmREIT Realty Investment Corporation.

“Bankruptcy Event” - Means, with respect to any Person, the occurrence of any of the following events:  (i) the making by it of an assignment for the benefit of its creditors, (ii) the filing by it of a voluntary petition in bankruptcy, (iii) an adjudication that it is bankrupt or insolvent unless such adjudication is stayed or dismissed within sixty (60) days, or the entry against it of an order for relief in any bankruptcy or insolvency proceeding unless such order is stayed or dismissed within ninety (90) days, (iv) the filing by it of a petition or an answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) the filing by it of an answer or other pleading admitting or failing to contest the material allegations of the petition filed against it in any proceeding of the nature described in the preceding clause (iv), (vi) its seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its properties, or (vii) ninety (90) days after the commencement of any proceeding against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been stayed or dismissed, or if within ninety (90) days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of it or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

“Business Day” - Any day other than Saturday, Sunday or any other day on which banks or savings and loan associations in New York, New York or Houston, Texas are not open for business.

“Buy/Sell Deposit” - As defined in Section 8.5(c).

“Capital Account” - The Capital Account maintained for each Member pursuant to Section 3.2 as the same may be credited or debited in accordance with the terms hereof.

“Capital Contribution” - With respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed, or deemed contributed, by such Member or, in connection with a Default Loan, on behalf of such Member, to the Company (net of any liabilities secured by such property or to which such property is otherwise subject), including any Initial Capital Contribution and Additional Capital Contribution.

“Capital Expenditures” - For any period, the amount expended for items capitalized under generally accepted accounting principles, consistently applied, except for such items as are otherwise classified under this Agreement.

“Capital Transaction” - Means any of the following:  (a) a Transfer of all or a portion of any Company Asset other than tangible personal property that is not Transferred in connection with the Transfer of real property or a leasehold interest in real property and is otherwise Transferred in the ordinary course of business; (b) any condemnation or deeding in lieu of condemnation of all or a portion of any Company Asset; (c) any financing or refinancing of any Company Asset; (d) the receipt of proceeds due to any fire or other casualty to the Property or any other Company Asset; and (e) any other transaction involving Company Assets, the proceeds of which, in accordance with generally accepted accounting principles, are considered to be capital in nature.

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“Certificate” - The Certificate of Formation for the Company filed with the Secretary of State of the State of Delaware, pursuant to Section 18-201 of the Delaware Act, as the same may be amended and restated.

“Check The Box Regulations” - Means regulations (in temporary or in final form) or other equivalent authority issued by the Internal Revenue Service and all state and local jurisdictions in which the income, assets or operations of the Company are, or may be, subject to income or similar tax, permitting the Company to make an election to be treated as a partnership for U.S. federal, state and, if applicable, local income tax purposes.

“Code” - The Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of prior or succeeding law.

“Company” – As defined in the Recitals.

“Company Assets” - The assets and property, whether tangible or intangible and whether real, personal, or mixed, at any time owned by or held for the benefit of the Company and all direct or indirect interests in the Property.

“Company Counsel” - As defined in Section 6.5.

“Company Interest” - As to any Member, all of the interest of that Member in the Company including, without limitation, such Member’s (i) right to a distributive share of the profits and losses and cash flow of the Company, and (ii) right to participate in the management of the business and affairs of the Company in accordance with the terms hereof.

“Company Minimum Gain” - Means “partnership minimum gain” as set forth in Treasury Regulations Section 1.704-2(d).

“Competing Property Acquisition” – As defined in Section 11.17(b).

“Control” - Direct or indirect ownership of not less than fifty percent (50%) of all the voting stock of a corporation or direct or indirect ownership of not less than fifty percent (50%) of the legal and equitable interest in a partnership, limited liability company or other entity, or the ability to direct management, operations or policy decisions of such corporation, partnership, limited liability company or other entity.

“Default Loan” - As defined in Section 2.3(a).

“Default Loan Rate” - Six percent (6%) per annum above the prime or base lending rate announced, from time to time, by Citibank, N.A. in New York City or, in the event that Citibank, N.A. shall no longer announce its prime or base lending rate as aforesaid, six percent (6%) per annum above the prime or base lending rate announced, from time to time, by JPMorgan Chase Bank, N.A. or, in the event that neither Citibank, N.A. nor JPMorgan Chase Bank, N.A. shall announce its prime or base lending rate as aforesaid, six percent (6%) per annum above the prime or base lending rate announced, from time to time, by the largest bank, by assets, with its principal place of business located in New York City to publish its so called “prime” or “base lending” rates.

“Defaulting Member” - As defined in Section 2.3(a).

“Delaware Act” - As defined in the Preamble.

“Depreciation” - For each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis.  If any asset shall have a zero adjusted basis for federal income tax purposes, Depreciation shall be determined utilizing any reasonable method selected by the Members.

“Downpayment” - As defined in Section 8.6(c).

“Due Date” - As defined in Section 2.2(b).

“Effective Date” - The date of the execution and delivery of this Agreement.

“ERISA” - Means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” - Any reputable, nationally recognized and financially solvent title insurance company designated by the Member purchasing a Company Interest.

“Estimated Purchase Price” - As defined in Section 8.6(a).

“Fair Market Value” - The value of the particular asset or interest in question determined on the basis of an arm’s length transaction for cash between an informed and willing seller (under no compulsion to sell) and an informed and willing purchaser (under no compulsion to purchase), taking into account, among other things, the anticipated cash flow, taxable income and taxable loss attributable to the asset or interest in question.  Except as otherwise expressly set forth herein, in the case of any asset other than a marketable security, the Fair Market Value shall be determined by agreement of all of the Members; in determining the value of any asset other than a marketable security, the Members may, but shall not be under any obligation to, engage an independent appraiser having recognized qualifications necessary in order to make such determination and the fees and expenses of such appraiser shall be borne by the Company.  Except as otherwise expressly set forth herein, in the case of any marketable security at any date, the Fair Market Value of such security shall equal the closing sale price of such security on the Business Day (on which any national securities exchange is open for the normal transaction of business) next preceding such date, as appearing in any published list of any national securities exchange or in the Global Market List of the National Association of Securities Dealers, Inc., or, if there is no such closing sale price of such security, the final price of such security at face value quoted on such Business Day by a financial institution of recognized standing which regularly deals in securities of such type.

“Financing Document” - Any loan agreement, security agreement, mortgage, deed of trust, indenture, bond, note, debenture or other instrument or agreement relating to indebtedness of the Company or any Subsidiary Entity for borrowed money.

“First Mortgage Loan” – Means that first mortgage loan in the original principal amount of $65,000,000 made by Metropolitan Life Insurance Company to Property Owner, as amended, modified or supplemented from time to time with consent of the Members.

“Fiscal Year” - Except as otherwise required by law, the calendar year, except that the first Fiscal Year of the Company shall have commenced on the date of commencement of the Company and end on the next succeeding December 31, and the last Fiscal Year of the Company shall end on the date on which the Company shall terminate and commence on the January 1 immediately preceding such date of termination.

“Fund” - As defined in Section 8.7(a).

“Gross Asset Value” - With respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset, as determined by the Members (as evidenced by this Agreement or an amendment hereto);

(b) The Gross Asset Values of all Company Assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Members, as of the following times:  (i) the acquisition of an interest or an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or other consideration; (ii) the distribution by the Company to a Member of more than a de minimis amount of property or money as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Members determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;

(c) The Gross Asset Value of any Company Asset distributed to a Member shall be the gross Fair Market Value of such asset on the date of distribution;

(d) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), clause (f) of the definition of Profits and Losses and Section 5.3(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the Members determine that an adjustment pursuant to paragraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

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“Gross Value Amount” - As defined in Section 8.5(a).

“Impositions” - Means all taxes (including sales and use taxes), assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof), water, sewer or other rents, rates and charges, excises, levies, license fees, permit fees, inspection fees and other authorization fees and other charges, in each case whether general or special, ordinary or extraordinary, of every character (including all interest and penalties thereon), which at any time may be assessed, levied, confirmed or imposed by any governmental or quasi-governmental authority having jurisdiction over the Property on or in respect of or be a lien upon (i) the Property or any estate or interest therein, (ii) any occupancy, use or possession of, or activity conducted on, the Property, or (iii) the Rents from the Property or the use or occupancy thereof.

“Indemnified Losses” - As defined in Section 6.6(b).

“Initial Capital Contribution” – Means, with respect to AmREIT SCA, the Capital Contribution made by it (or on its behalf) pursuant to Section 2.1(a), and with respect to Acquisition, the Capital Contribution made by it (or on its behalf) pursuant to Section 2.1(b).

“JPM” - Means JPMorgan Chase Bank, N.A., and its successors and assigns.

“Key Documents” - Means the Purchase Agreement, all Financing Documents, partnership agreements, limited liability company agreements or other joint venture agreements to which the Company is a party or by which the Company is bound, and any material reciprocal easement agreement to which the Company is a party or by which the Company is bound.

“Key Personnel” – Means H. Kerr Taylor, Chad C. Braun, Charles Scoville and John Anderson.

“Land” - Means that certain real property situated in the City of Pearland, County of Brazoria, Texas, and being more particularly described on Exhibit D attached hereto and by reference made a part hereof.

“Leasing and Property Guidelines” – As defined in Section 7.8(a).

“Lease Request Form” - As defined in Section 7.8(b).

“Lending Eligible Member” - As defined in Section 2.3(a).

“Lending Member” - As defined in Section 2.3(b).

“Liquidating Member” - As defined in Section 10.3(a).

“Lockout Date” - Means (i) with respect to Acquisition, the earliest of (x) the two (2) year anniversary of the date of this Agreement, (y) the date on which AmREIT SCA shall be in Material Default and (z) the date on which an AmREIT Change of Control occurs, and (ii) with respect to AmREIT SCA, the earliest of (x) the two (2) year anniversary of the date of this Agreement, (y) the date on which Acquisition shall be in Material Default and (z) the date on which Acquisition exercises any of its rights pursuant to Section 6.7(a) as a result of an AmREIT Change of Control.

“Major Decision” - As defined in Section 6.2.

“Major Decision Deadlock” - Means a deadlock between the Members on a Major Decision that shall remain unresolved for over thirty (30) days.

“Management Agreement” - As defined in Section 6.3.

“Managing Member” - Means the Member then authorized to carry out the management of the business and affairs of the Company pursuant to Article 6 hereof.  The initial Managing Member shall be AmREIT SCA.

“Managing Member Affiliate Agreement” - Means any contract or agreement between the (x) Company or any Subsidiary Entity and (y) Managing Member, any general partner or managing member of the Managing Member, or any Affiliate of Managing Member, or any Affiliate of any general partner or managing member of the Managing Member.

“Material Default” - Means any of (a) a default specifically designated as a Material Default in this Agreement, (b) other than defaults covered by clause (a) above, a default by a Member in the performance or observance of any of its covenants or obligations under this Agreement with respect to the payment of money (including, without limitation, Additional Capital Contributions) due hereunder which such default continues beyond any applicable grace and cure periods, or if no such grace and cure period shall be contained herein, which such default continues uncured for a period of ten (10) Business Days after written notice, (c) other than defaults covered by clauses (a) and (b) above, a default by a Member in the performance or observance of any of its material covenants or obligations under this Agreement, which such default continues beyond any applicable grace and cure periods, or if no such grace and cure period shall be contained herein, which such default continues uncured for a period of fifteen (15) days after written notice unless such default can be cured but is not susceptible, using due diligence, of being cured within such fifteen (15) day period, in which event such default shall not constitute a Material Default if the defaulting Member shall promptly commence and at all times thereafter diligently pursue the cure of such default, and such default shall, in any event, be cured within an additional sixty (60) day period, (d) any act or omission by a Member that shall constitute fraud, willful misconduct or gross negligence or the willful misapplication or misappropriation of Company funds by a Member or any Person Controlling a Member, (e) a Bankruptcy Event occurs with respect to a Member or any Person Controlling a Member, (f) a representation or warranty contained in this Agreement being untrue in any material respect when made; provided, however, that in the case of a representation or warranty contained in this Agreement as to which the underlying factual circumstance making the representation or warranty not true when made can be corrected within fifteen (15) days, the Member shall have such fifteen (15) day period to cure such representation or warranty; provided, further, that if such representation or warranty cannot reasonably be cured within such fifteen (15) day period, the Member shall have an additional period of time not to exceed sixty (60) days, to cure such breached representation or warranty, provided such Member promptly commences and diligently prosecutes such cure to completion, (g) with respect to AmREIT SCA so long as it is Managing Member, a default (excluding defaults caused by the Company’s failure to have sufficient funds to make payments or otherwise to pay Company costs and expenses) caused by AmREIT SCA (unless AmREIT SCA was acting pursuant to the approval of all Members) after expiration of applicable cure periods under any document or instrument evidencing, securing or relating to any loan made to the Company, or (h) with respect to Acquisition if it becomes Managing Member and so long as it is Managing Member, a default (excluding defaults caused by the Company’s failure to have sufficient funds to make payments or otherwise to pay Company costs and expenses) caused by Acquisition (unless Acquisition was acting pursuant to the approval of all Members) after expiration of applicable cure periods, under any document or instrument evidencing, securing or relating to any loan made to the Company.

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“Maximum Rate” - Means the highest lawful rate of interest allowable under applicable law.

“Member” - Means, at any time, any person or entity admitted and remaining as a member of the Company pursuant to the terms of this Agreement.  As of the date of this Agreement, the Members of the Company are Acquisition and AmREIT SCA.

“Member Nonrecourse Debt” - Means “partner non-recourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” - Means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(2) and (3).

“Member Nonrecourse Deductions” - Means “partner nonrecourse deductions” as set forth in Treasury Regulations Section 1.704-2(i)(2).  For any Fiscal Year, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt equals the excess, if any, of the net increase, if any, in the amount of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt over the aggregate amount of any distributions during such Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(i)(2).

“MRI” - As defined in Section 7.3(c).

“Net Cash Flow” - Means, with respect to the Company, with respect to any period, the sum of all money available to the Company at the end of that period for distribution to its Members after (1) payment of all debt service and other expenses (including, without limitation, payments due on or with respect to operating and maintenance expenses, general and administrative expenses, insurance costs, Impositions and other expenses paid or required to be paid); (2) satisfaction of the Company’s liabilities as they come due; and (3) establishment of (and contributions to) such reserves as are required under any Financing Documents or additional reasonable reserves required to operate the Company; provided, however, that Net Cash Flow shall not include Net Proceeds of a Capital Transaction, Capital Contributions, loans or Default Loans, or tenant security deposits or earnest money deposits or any interest thereon so long as the Company has a contingent obligation to return the same.

“Net Proceeds of a Capital Transaction” - Means the net cash proceeds (other than insurance proceeds for lost rental incomes) from a Capital Transaction less any portion thereof used to (i) establish (and contribute to) such reserves as are required under any Financing Documents or additional reasonable reserves required to operate the Company, (ii) repay any debts or other obligations of the Company in connection with such Capital Transaction, (iii) restore the Property following a casualty or condemnation, (iv) pay costs reasonably and actually incurred in connection with the Capital Transaction, or (v) pay creditors in the event of a liquidation.  “Net Proceeds of a Capital Transaction” shall include all principal, interest and other payments as and when received with respect to any note or other obligation received by the Company in connection with a Capital Transaction.

“Non-Defaulting Member” - As defined in Section 2.3(a).

“Nonrecourse Deductions” - Has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).  The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year, over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Nonrecourse Liability” - Has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Notices” - As defined in Section 11.2.

“Offeree” - As defined in Section 8.5(a).

“Offer Notice” - As defined in Section 8.5(a)

“Offeror” - As defined in Section 8.5(a).

“On-Site Property Manager” - As defined in Section 6.3.

“Party in Interest” – As defined in Section 8.7(c).

“Percentage Interest” - As to any Member, the Percentage Interest of such Member specified in Section 3.1.

“Person” - Means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

“Plan” – As defined in Section 8.7(a).

“Plan Asset Regulations” – As defined in Section 8.8.

“Profits” and “Losses” - For each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definitional Section shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definitional Section, shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company Asset is adjusted pursuant to paragraph (b) or (c) under the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Company Asset for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition thereof;

(f) To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Company Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) Notwithstanding any other provision of this definitional Section, any items which are specially allocated under this Agreement shall not be taken into account in computing Profits or Losses.

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“Property” – Means the real property located on the Land, and all improvements, fixtures, personal property, appurtenances, rights and interests in connection therewith.

“Property Owner” – Means AmREIT SPF Shadow Creek, LP, a Delaware limited partnership.

“Property Sale Acceptance Notice” - As defined in Section 8.6(b).

“Property Sale Exercise Notice” - As defined in Section 8.6(a).

“Property Sale Offer” - As defined in Section 8.6(d).

“Property Sale Rejection Notice” - As defined in Section 8.6(b).

“Purchase Agreement” – Means that certain Agreement of Purchase and Sale, dated as of December 28, 2007, between Shadow Creek Retail, LP, as seller, and ARIC, as purchaser, as amended by First Amendment to Agreement of Purchase and Sale dated as of January 11, 2008, Second Amendment to Agreement of Purchase and Sale dated as of January 18, 2008 and Third Amendment to Agreement of Purchase and Sale dated as of January 25, 2008, as assigned to Property Owner by ARIC pursuant to an assignment agreement dated as of the date hereof.

“QPAM” - As defined in Section 8.7(c).

“Qualified Organization” – Has the meaning set forth in Section 514(c)(9)(C) of the Code.

“Receivables” – As defined in Section 2.1(c).

“Regulations” or “Treasury Regulations” - The Income Tax Regulations promulgated under the Code as such regulations may be amended from time to time (including Temporary Regulations).

“Regulatory Allocations” - As defined in Section 5.3(h).

“Reimbursement Agreement” – Means that certain reimbursement agreement dated as of January 18, 2008 between Commingled Pension Trust Fund (Strategic Property) of JPMorgan Chase Bank, N.A., an Affiliate of Acquisition, and ARIC, an Affiliate of AmREIT SCA, which Reimbursement Agreement is superseded by this Agreement.

“Rents” - Means, collectively, all fixed, base, minimum, guaranteed, additional, retroactive, percentage, participation or escalation rents, operating cost pass-throughs, utility charges, common area maintenance or management charges, administrative charges, parking, maintenance, tax and insurance contributions payable under any lease for space at the Property, deficiency rents and liquidated damages following default by any tenant at the Property, premiums payable by any tenant at the Property upon the exercise of a cancellation privilege originally provided in any lease for space at the Property, and any rights and claims of any kind which the Company may have against any tenant at the Property.

“REOC” – A “real estate operating company” as defined in the Plan Asset Regulations.

“Required Capital Contribution” – Means (i) with respect to AmREIT SCA, any Additional Capital Contributions approved by all of the Members, and (ii) with respect to Acquisition, any Additional Capital Contributions approved by all of the Members.

“Shortfall” - As defined in Section 2.2(a).

“Shortfall Amount” - As defined in Section 2.2(a).

“Shortfall Notice” - As defined in Section 2.2(a).

“Subsidiary Entity” – Means each of (i) Property Owner, and (ii) AmREIT SPF Shadow Creek GP, LLC, a Delaware limited liability company.

“Subsidiary Organizational Documents” – Means the organizational documents of each Subsidiary Entity.

“Tax Matters Member” - As defined in Section 7.5.

“Tax Payments” - As defined in Section 4.4.

“Transaction Documents” - As defined in Section 11.16(a)(ii).

“Transfer” - As defined in Section 8.1.

“Transferee” - As defined in Section 8.6(a).

“Transferor” - As defined in Section 8.6(a).

“Transferor Purchase Price” - As defined in Section 8.6(a).

“UBTI” - Means “unrelated business taxable income” within the meaning of Sections 511-514 of the Code.

“VCOC” – A “venture capital operating company” as defined in the Plan Asset Regulations.

“Withdrawal Event” - As defined in Section 8.9.

“Withdrawn Member” - As defined in Section 8.9.

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ARTICLE II

CAPITAL

SECTION 2.1. Initial Capital Contributions.

(a) AmREIT SCA shall, at the time of closing of the purchase of the Property pursuant to the Purchase Agreement, contribute $8,934,571.36 in cash to the capital of the Company as its Initial Capital Contribution.

(b) Acquisition shall, at the time of closing of the purchase of the Property pursuant to the Purchase Agreement, contribute $35,738,285.43 in cash to the capital of the Company as its Initial Capital Contribution.

(c) Contemporaneously with the execution of this Agreement, AmREIT SCA will cause ARIC to assign to the Company all of its rights in and to the Purchase Agreement, other than rights and obligations of ARIC in connection with or related to the receivables described in Section 1.2(e) of the Purchase Agreement (the “Receivables”).  AmREIT SCA represents and warrants to Acquisition and the Company that (i) the Purchase Agreement is in full force and effect, (ii) neither ARIC, nor to the best knowledge of AmREIT SCA, any other party to any such Purchase Agreement is in default thereunder, (iii) the rights of ARIC under the Purchase Agreement are not subject to any liens, encumbrances or legal or equitable claims, and (iv) to the best of AmREIT SCA’s knowledge, the representations and warranties contained in the Purchase Agreement are true, complete and correct in all material respects.  The Members agree that AmREIT SCA shall not receive any Capital Account credit in connection with the assignment of the Purchase Agreement.  Contemporaneously with the execution of this Agreement and the funding of the Initial Capital Contributions, the Company shall reimburse the Members and their respective Affiliates for all Costs (as defined in the Reimbursement Agreement) in connection with the purchase of the Property.

(d) No Member shall have the right to withdraw any capital from the Company or be repaid its Capital Contribution except as provided in this Agreement.

SECTION 2.2. Operating Capital; Additional Capital Contributions.

(a) In the event at any time or from time to time additional funds are necessary to operate the Property and the gross receipts (including, without limitation, proceeds under all loans) together with the proceeds of any reserve account established by the Company may be insufficient to pay all expenses when due (a “Shortfall”), then the Managing Member shall notify each Member of such Shortfall (a “Shortfall Notice”) identifying the amount of such Shortfall (the “Shortfall Amount”) and any reason for such Shortfall.  The Managing Member shall consult with the other Member within a reasonable period of time prior to delivering any Shortfall Notice.  Any Member may direct the Managing Member to provide a Shortfall Notice in the event such Member determines that there is a Shortfall.

(b) To the extent approved by all of the Members, each Member shall contribute to the capital of the Company (each, an “Additional Capital Contribution”) its Percentage Interest of the Shortfall Amount, on or before the Due Date, such that the Shortfall Amount specified in the Shortfall Notice shall not exist subsequent to the Due Date (it being acknowledged and agreed that neither Member shall have the right or obligation to make Additional Capital Contributions to the Company except as expressly provided herein).  Additional Capital Contributions shall be credited to the Capital Account of the Member making such Additional Capital Contributions or the Capital Account of any Member on whose behalf such Additional Capital Contributions are being made pursuant to Section 2.3.  As used in this Agreement, “Due Date” shall mean the fifteenth (15th) day following the date on which such contribution was approved by all of the Members; provided, however, that if such fifteenth (15th) day shall fall on the last five (5) Business Days of a calendar month, the Due Date shall be the second (2nd) Business Day of the immediately succeeding calendar month.

(c)

SECTION 2.3. Default Loans.

(a) If any Member shall fail to advance any Required Capital Contribution pursuant to Section 2.1 or Section 2.2 hereof by 5:00 P.M. Eastern Standard Time of the Due Date thereof (a “Defaulting Member”), each non-defaulting Member (a “Non-Defaulting Member”) that does not have an outstanding Default Loan made to it hereunder (a “Lending Eligible Member”) may deliver a notice to the Defaulting Member which shall include the following statement set forth in all capital letters:  “NOTE:  YOU HAVE FAILED TO MAKE A REQUIRED CAPITAL CONTRIBUTION TO SHADOW CREEK HOLDING COMPANY LLC IN THE AMOUNT OF $________, AND THE UNDERSIGNED CAN ELECT TO FUND THE SAME AS A “DEFAULT LOAN” AS DEFINED IN SECTION 2.3 OF THE LIMITED LIABILITY COMPANY AGREEMENT OF SHADOW CREEK HOLDING COMPANY LLC IF SUCH REQUIRED CAPITAL CONTRIBUTION IS NOT MADE BY YOU ON OR BEFORE THIRTY (30) DAYS FOLLOWING THE DATE HEREOF.”  The Lending Eligible Member shall have the right, but not the obligation, to make a loan (a “Default Loan”) to such Defaulting Member in an amount equal to the Defaulting Member’s Percentage Interest of such Required Capital Contribution, within thirty (30) days after the delivery of such notice provided that such Defaulting Member has not made such Required Capital Contribution within such thirty (30) day period.  If a Default Loan(s) shall be made in accordance with this Section 2.3, the Company shall notify the Defaulting Member of the amount and date of the Default Loan(s) and the Capital Account of the Defaulting Member shall be credited to reflect the payment of the proceeds of the Default Loan to the Company.  Each Default Loan shall be deemed to be made to the Defaulting Member, with the proceeds of each Default Loan by the Lending Eligible Member making same being delivered to the Company in immediately available funds on such Defaulting Member’s behalf.  A Default Loan shall be deemed to have been advanced on the date actually advanced.  Default Loans shall earn interest on the outstanding principal amount thereof at a rate equal to the lesser of (i) the Default Loan Rate or (ii) the Maximum Rate, from the date actually advanced until the same is repaid in full.

(b) Default Loans shall be non-recourse (except to a Member’s Company Interest), secured as provided in paragraph (c) of this Section 2.3 and shall have a term of one hundred twenty (120) days and be repayable by and collectible from the Defaulting Member only as set forth in this Section 2.3(b).  A Member making a Default Loan (a “Lending Member”) may, in the exercise of such Member’s sole and absolute discretion, extend (for one (1) or more periods to be determined by such Member) the term of a Default Loan.  If a Member makes a Default Loan, the Defaulting Member shall not receive any distributions of Net Cash Flow or Net Proceeds of a Capital Transaction or any proceeds from the transfer of all or any part of its interest in the Company while the Default Loan remains unpaid.  Instead, the Defaulting Member’s share of Net Cash Flow and Net Proceeds of a Capital Transaction or such other proceeds shall (until all Default Loans and interest thereon shall have been repaid in full) first be paid to the Lending Member.  Such payments shall be applied first to the payment of interest on such Default Loans and then to the repayment of the principal amounts thereof, but shall be considered, for all other purposes of this Agreement, to have been distributed or paid to the Defaulting Member and applied by the Defaulting Member in repayment of the applicable Default Loan.  Distributions of Net Cash Flow and Net Proceeds of a Capital Transaction to such Defaulting Member shall be immediately reinstated prospectively upon the full repayment of a Default Loan and interest thereon to the Lending Member (if a Default Loan has been made).  In addition, at any time during the term of such Default Loan, the Defaulting Member shall have the right to repay, in full, the Default Loan (including interest).

(c) To the extent permitted under any Financing Documents, if a Member makes a Default Loan, the Defaulting Member shall be deemed to have pledged to the Lending Member, and granted to such Lending Member a continuing first priority security interest in, all of the Defaulting Member’s Company Interest to secure the payment of the principal of, and interest on, such Default Loan in accordance with the provisions hereof, and for such purpose this Agreement shall constitute a security agreement.  The Defaulting Member shall promptly execute, acknowledge and deliver such financing statements, continuation statements or other documents and take such other actions as the Lending Member shall request in order to perfect or continue the perfection of such security interest; and, if the Defaulting Member shall fail to do so within seven (7) days after demand therefor, the Lending Member is hereby appointed the attorney-in-fact of, and is hereby authorized on behalf of, the Defaulting Member, to execute, acknowledge and deliver all such documents and take all such other actions as may be required to perfect such security interest.  Such appointment and authorization are coupled with an interest and shall be irrevocable.  Any Lending Member holding a security interest in another Member’s Company Interest as a result of the making of a Default Loan to another Member shall, prior to exercising any right or remedy (whether at law, in equity or pursuant to the terms hereof) available to such Lending Member in connection with such security interest, provide to the Defaulting Member written notice, in reasonable detail, of the right or remedy to be exercised and the intended timing of such exercise, which notice shall be sent not less than thirty (30) days prior to the timing of such exercise.

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(d) In addition to the rights granted to the Non-Defaulting Member herein, the Non-Defaulting Member may, at its sole election, institute suit in any court of competent jurisdiction to obtain (i) reimbursement for all costs of court and reasonable attorneys’ fees thereby reasonably incurred and (ii) actual damages (as opposed to special, consequential or punitive damages), if any, reasonably resulting to the Company or the Non-Defaulting Member from such default by the Defaulting Member plus interest thereon at the Default Rate from the date incurred until the date paid; provided, that any amount recovered against the Defaulting Member shall be limited exclusively to the Defaulting Member’s Company Interest.

(e) If the Non-Defaulting Member shall elect not to make a Default Loan, then the Company shall promptly return the Required Capital Contribution advanced by the Non-Defaulting Member to the Non-Defaulting Member.

SECTION 2.4. No Third Party Beneficiaries.  The right of a Member to require a Required Capital Contribution or to make a Default Loan shall not confer upon any creditor or other third party having dealings with the Company any right, claim or other benefit, including the right to require any such Required Capital Contribution or Default Loan.

ARTICLE III

COMPANY INTERESTS

SECTION 3.1. Percentage Interests.  The Percentage Interest of Acquisition in the Company shall be eighty percent (80%) and the Percentage Interest of AmREIT SCA in the Company shall be twenty percent (20%).

SECTION 3.2. Capital Accounts.  The Company shall establish and maintain a separate Capital Account for each Member in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions (including, with respect to the Capital Account of any Defaulting Member, Additional Capital Contributions made to the Company on such Defaulting Member’s behalf pursuant to the terms of Section 2.3 hereof), such Member’s allocable share of Profits, and any items in the nature of income or gain that are specially allocated to such Member under this Agreement, and the amount of any Company liabilities that are assumed by such Member in accordance with the terms hereof (other than liabilities that are secured by any Company Asset distributed to such Member).

(b) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company property distributed (or deemed distributed to a Defaulting Member in connection with the repayment of a Default Loan to a Lending Member in accordance with the terms hereof) to such Member pursuant to any provision of this Agreement (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752), such Member’s allocable share of Losses, and any items in the nature of expenses or losses that are specially allocated to such Member under this Agreement, and the amount of any liabilities of such Member that are assumed by the Company (other than liabilities that are secured by any property contributed by such Member to the Company).

(c) In the event any Company Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Company Interest.  In the case of Transfer of a Company Interest at a time when an election under Code Section 754 is in effect, the Capital Account of the transferee Member shall not be adjusted to reflect the adjustments to the adjusted tax bases of Company property required under Code Sections 754 and 743, except as otherwise permitted by Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(d) In determining the amount of any liability for purposes of paragraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and the Treasury Regulations promulgated thereunder, and any other applicable provisions of the Code and Regulations.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations.

SECTION 3.3. Return of Capital.  No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the Company Assets.  No Member shall be required to pay to the Company or to any other Member any deficit in its Capital Account upon dissolution of the Company or otherwise, and no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under the Delaware Act as then in effect.

ARTICLE IV

DISTRIBUTIONS

SECTION 4.1. General.  Net Cash Flow and/or Net Proceeds of a Capital Transaction shall be distributed to the Members as set forth in Section 4.2 and 4.3 below.

SECTION 4.2. Net Cash Flow.  Subject to Section 10.2 and Section 2.3 hereof, Net Cash Flow of the Company for any Fiscal Year shall be distributed monthly (if available) by the Managing Member to the Members in accordance with their Percentage Interests.

SECTION 4.3. Net Proceeds of a Capital Transaction.  Subject to Section 10.2 and Section 2.3 hereof, Net Proceeds of a Capital Transaction shall be distributed by the Managing Member as soon as practicable after the receipt thereof to the Members in the following manner and priority:

(a) First, eighty percent (80%) to Acquisition and twenty percent (20%) to AmREIT SCA until Acquisition’s 8.25% IRR Deficiency is equal to zero;

(b) Second, seventy-five percent (75%) to Acquisition and twenty-five percent (25%) to AmREIT SCA until Acquisition’s 12% IRR Deficiency is equal to zero; and

(c) Third, seventy percent (70%) to Acquisition and thirty percent (30%) to AmREIT SCA.

SECTION 4.4. Tax Payments.  To the extent that any taxes or withholding taxes are due on behalf of or with respect to any Member and the Company is required by law to withhold or to make such tax payments (“Tax Payments”), the Company shall withhold such amounts and make such Tax Payments as so required.  Each Tax Payment made on behalf of or with respect to a Member shall be deemed a distribution of Net Cash Flow in such amount to such Member to the extent such Tax Payment was not attributable to a Capital Transaction, and to the extent such Tax Payment is attributable to a Capital Transaction, it shall be deemed a distribution of Net Proceeds of a Capital Transaction to such Member, and any such deemed distribution shall be deemed to have been paid to the Member on the earlier of the date when the corresponding Tax Payment is made by the Company or the date that the distributions, if any, giving rise to the obligation to make such Tax Payment were made.

SECTION 4.5. Limitation on Distributions.  Notwithstanding anything to the contrary contained herein, without the prior consent of the Members, no distribution of Net Cash Flow or Net Proceeds of a Capital Transaction shall be made hereunder if such distribution would cause the Company to default under any Key Document or violate Section 18-607 of the Delaware Act or other applicable law.

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ARTICLE V

ALLOCATION OF PROFITS AND LOSSES

SECTION 5.1. Profits.  After giving effect to the special allocations set forth in Section 5.3 hereof, Profits for any Fiscal Year shall be allocated as follows:

(a) First, to the Members, in accordance with their Percentage Interests, until the aggregate amount of Profits allocated to them under this Section 5.1(a) for the Fiscal Year and all prior Fiscal Years equals the aggregate amount of Losses allocated to them pursuant to Section 5.2(e) for all prior Fiscal Years;

(b) Second, to the Members, until the aggregate amount of Profits allocated to them under this Section 5.1(b) for the Fiscal Year and all prior Fiscal Years equals the aggregate amount of Losses allocated to them pursuant to Section 5.2(d) for all prior Fiscal Years, in proportion to their shares of such Losses being offset;

(c) Third, eighty percent (80%) to Acquisition and twenty percent (20%) to AmREIT SCA until the aggregate amount of Profits allocated to each Member under this Section 5.1(c) equals the sum of (x) the amount of distributions made pursuant to Section 4.2 and (y) the amount of distributions made and the amount of accrued, unpaid distributions that would be made, to each Member under Section 4.3(a) in order to reduce Acquisition’s 8.25% IRR Deficiency to zero, (excluding, in each case, distributions representing a return of capital), plus the amount of Losses allocated to such Member under Section 5.2(c);

(d) Fourth, seventy-five percent (75%) to Acquisition and twenty-five percent (25%) to AmREIT SCA until the aggregate amount of Profits allocated to each Member under this Section 5.1(d) equals the cumulative amount of distributions made, and the amount of accrued, unpaid distributions that would be made, to each Member under Section 4.3(b) in order to reduce Acquisition’s 12% IRR Deficiency to zero (excluding, in each case, distributions representing a return of capital), plus the amount of Losses allocated to such Member under Section 5.2(b); and

(e) Fifth, the balance, if any, seventy percent (70%) to Acquisition and thirty percent (30%) to AmREIT SCA.

SECTION 5.2. Losses.  After giving effect to the special allocations set forth in Section 5.3 hereof, Losses for any Fiscal Year shall be allocated as follows:

(a) First, to the Members until the aggregate amount of Losses allocated to them under this Section 5.2(a) for the Fiscal Year and all prior Fiscal Years equals the aggregate amount of Profits allocated to them for all prior Fiscal Years pursuant to Section 5.1(e), in proportion to their shares of the Profits being offset;

(b) Second, to the Members until the aggregate amount of Losses allocated to them under this Section 5.2(b) for the Fiscal Year and all prior Fiscal Years equals the aggregate amount of Profits allocated to them for all prior Fiscal Years pursuant to Section 5.1(d), in proportion to their shares of the Profits being offset;

(c) Third, to the Members until the aggregate amount of Losses allocated to them under this Section 5.2(c) for the Fiscal Year and all prior Fiscal Years equals the aggregate amount of Profits allocated to them for all prior Fiscal Years pursuant to Section 5.1(c), in proportion to their share of the Profits being offset;

(d) Fourth, to the Members, in proportion to their relative positive Capital Account balances, until the positive Capital Account balance of each Member has been reduced to zero; and

(e) Fifth, the balance, if any, to the Members in accordance with their Percentage Interests.

SECTION 5.3. Special Allocations.

(a) Minimum Gain Chargeback.  Notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Company Fiscal Year, the Members shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f).  This Section 5.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(b) Member Nonrecourse Debt Minimum Gain Chargeback.  Notwithstanding any other provision of this Article V, except Section 5.3(a), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in paragraphs (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of Company income and gain shall be specially allocated to such Members in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account deficit of such Members as quickly as possible, provided that an allocation pursuant to this Section 5.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.3(c) were not in the Agreement.

(d) Nonrecourse Deductions.  Nonrecourse Deductions shall be allocated to the Members in accordance with their respective Percentage Interests.

(e) Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(f) Limitation on Allocation of Losses.  In no event shall Losses be allocated to a Member to the extent such allocation would result in such Member having an Adjusted Capital Account deficit at the end of any Fiscal Year.  All such Losses shall be allocated to the other Member, provided, however, that appropriate adjustments shall be made to the allocation of future Profits in order to offset such specially allocated Losses hereunder.

(g) Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

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(h) Special Allocations.  Notwithstanding any other provision of this Agreement, allocations under this Agreement shall be made only to the extent that, and shall be adjusted to the extent necessary to ensure that, the Company’s allocations satisfy the requirements of Code Section 514(c)(9)(E), the Treasury Regulations promulgated thereunder and any administrative guidelines or pronouncements thereunder, including so that all allocations have “substantial economic effect” for purposes of Code Section 514(c)(9)(E)(i)(II).

(i) Curative Allocations.  The allocations contained in Sections 5.3(a) through 5.3(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Code and Treasury Regulations.  The Members intend that, to the extent possible, all Regulatory Allocations shall be offset either by other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.3(i).  Therefore, notwithstanding any other provisions of this Article V (other than the Regulatory Allocations and Section 5.3(h)), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they reasonably determine to be appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement.

SECTION 5.4. Other Allocation Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as reasonably determined by the Members using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members for tax purposes in the same proportions as they share Profits or Losses, as the case may be, for the Fiscal Year.

(c) The Members are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income and loss for income tax purposes.

(d) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits are in proportion to their Percentage Interests.

(e) To the extent permitted by Treasury Regulations Section 1.704-2(h)(3), the Members shall treat distributions of Net Proceeds of a Capital Transaction as not allocable to an increase in Company Minimum Gain to the extent the distribution does not cause or increase a deficit balance in the Adjusted Capital Account of any Member.

SECTION 5.5. Tax Allocations:  Code Section 704(c).

(a) Except as otherwise provided in this Section 5.5, items of Company taxable income, gain, loss and deduction shall be determined in accordance with Code Section 703, and the Members’ distributive shares of such items for purposes of Code Section 702 shall be determined according to their respective shares of Profits or Losses to which such items relate.

(b) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

(c) In the event the Gross Asset Value of any Company property is adjusted pursuant to paragraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

(d) Any elections or other decisions relating to such allocations shall be made by the Members, in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 5.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

ARTICLE VI

MANAGEMENT

SECTION 6.1. Management.

(a) Except as otherwise expressly provided in this Agreement, the business and affairs of the Company initially shall be exclusively vested in the Members.  The Managing Member shall carry out and implement the day to day affairs of the Company within the scope of the authority granted pursuant to this Agreement.  In addition to the obligations of the Managing Member specifically set forth herein, the Managing Member shall keep the Members reasonably informed as to all material matters of concern to the Company and the Members.  The Managing Member agrees to devote to the Company’s business such time as reasonably shall be necessary in connection with its duties and responsibilities hereunder.  Except to the extent limited by the provisions of Section 6.2 or otherwise in this Agreement, the Managing Member shall have the authority without the consent of the other Member to:

(i) implement all decisions approved by the Members (to the extent such approval is required hereunder);

(ii) conduct (or cause to be conducted under its supervision) the day-to-day business and affairs of the Company and the Subsidiary Entities subject to, and in accordance with, this Agreement;

(iii) perform or observe all of the specific obligations to be performed by the Managing Member hereunder;

(iv) open and maintain bank accounts for funds of the Company and the Subsidiary Entities in the name of the Company and the Subsidiary Entities and designate the persons authorized on behalf of the Company and the Subsidiary Entities to make deposits therein and withdrawals therefrom;

(v) employ independent unaffiliated contractors at market rates for the ordinary maintenance and repair of the Property;

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(vi) retain or engage independent unaffiliated real estate brokers licensed to do business in Texas;

(vii) pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise upon such terms as the Managing Member may determine and upon such evidence as it deems sufficient any obligation, suit, liability, cause of action or claim, either in favor of or against the Company or any Subsidiary Entity;

(viii) enter into, execute, acknowledge and deliver any and all contracts, agreements or other instruments the Managing Member deems necessary or appropriate in connection with the business or affairs of the Company or any Subsidiary Entity;

(ix) apply for, file, prosecute, obtain, appeal and challenge any permit, approval, authorization, filing or consent with respect to the Company or any Subsidiary Entity issued by any governmental authority;

(x) engage in any kind of activity and execute, perform and carry out contracts of any kind necessary, or in connection with or convenient or incidental to any of the foregoing or the Company’s purposes as set forth herein; and

(xi) otherwise take any other action in furtherance of the Company’s stated purpose hereunder unless consent of one or more of the Members is otherwise expressly required hereunder.

Any third party dealing with the Company may, without any inquiry, rely upon any instrument or agreement executed and delivered by the Managing Member on behalf of the Company as constituting the binding act and deed of the Company.  Except to the extent limited by the provisions of Section 6.2 or otherwise in this Agreement, the Managing Member shall have the authority to employ on behalf of the Company such agents, managers, accountants, attorneys, consultants and other Persons as the Managing Member may deem necessary and in the best interests of the Company.  The Managing Member agrees to notify the other Member from time to time of the name, address and telephone number of the person or persons primarily responsible for carrying out Managing Member’s obligations hereunder with respect to the day-to-day management of the Property.

(b) In addition to and without limiting (except as otherwise set forth in this Section 6.1) the duties and obligations of the Managing Member as set forth above, subject to the limitations set forth in Section 6.2 and otherwise in this Agreement, the Managing Member shall use commercially reasonable efforts to cause the Company to comply with the following duties:

(i) directly or through its agents, at all times, use commercially reasonably efforts to perform and comply with in all material respects and enforce the material provisions of any Key Document, lease, management agreement, development agreement, renovation agreement, construction contract or other contract, instrument or agreement to which the Company or any Subsidiary Entity is a party or which affects the Property or the operation thereof;

(ii) to the extent the Company has available funds, keep and maintain in effect commercially reasonable insurance coverage in accordance with usual and customary standards or as otherwise required under any agreement to which the Company is otherwise bound;

(iii) deliver to the Members promptly upon the receipt or sending thereof copies of all material notices, reports and communications (i) between the Company and any holder of a mortgage or deed of trust or any party to any material operating agreement, construction contract, major lease or other material contract affecting the Company or all or any portion of the Property which in each case relate to any existing or pending default thereunder or to any financial or operational information requested by such party, or expressly required under this Agreement, and (ii) regarding material violations or material matters affecting the Company or the Property;

(iv) not knowingly permit the Company to operate in such manner as to be classified as an “investment company” for purposes of the Investment Company Act of 1940, as amended;

(v) if (i) the Company is operated in such manner as to be classified as an “investment company”, or (ii) the Company fails to qualify as a REOC or a VCOC, cooperate with any adversely affected Member in connection therewith and use best efforts to satisfy such Member and promptly alleviate any adverse consequences to such Member resulting therefrom;

(vi) not violate or cause the Company to violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Without limiting the generality of the foregoing, each Member hereby represents and warrants that neither such Member nor any subsidiary or, to its knowledge, any Affiliate of such Member (A) is or will become a “blocked person” described in Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Person Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (B) knowingly engages or will knowingly engage (including, without limitation, in connection with the sale of any portion of the Property) in any dealings or transactions, or is or will be otherwise associated, with any such blocked person; and

(vii) to the extent the Company has available funds, cause to be paid any and all Impositions.

SECTION 6.2. Major Decisions.  Notwithstanding the provisions of Section 6.1 but subject to the express terms of Section 6.3, Section 6.7, Section 6.8 and Article VIII of this Agreement, without the prior written consent, of all Members in each instance (a “Major Decision”), the Company shall not, and shall not allow any Subsidiary Entity to:

(a) Transfer the Property or the Company Assets (other than personal property at the Property which may be disposed of or replaced due to wear and tear or obsolescence or otherwise in the ordinary course of business) or any part thereof or interest therein;

(b) acquire other real property, or any interest therein on behalf of the Company or any Subsidiary Entity, either directly or indirectly;

(c) borrow money on behalf of the Company or any Subsidiary Entity other than the First Mortgage Loan, whether on a secured or unsecured basis, prepay, in whole or in part, refinance, recast, modify, extend or compromise any debt for borrowed money, issue evidences of indebtedness for borrowed money or secure the same by mortgages, deeds of trust, security agreements or other similar documents or assert or make a claim that any debt (including, without limitation, any construction loan) violates applicable law (including, without limitation, usury laws) or to amend, modify or terminate such arrangement;

(d) (i) adopt, amend, modify, alter or change the Approved Lease or the Approved Tenant Representative Agreement or (ii) enter into any property management, brokerage, leasing, finder’s fee, or commission agreement or cancel, extend or otherwise amend, modify, alter or change in any respect any such property management, brokerage, leasing, finder’s fee or commission agreement, in each case excluding any (A) Approved Tenant Representative Agreement or (B) Approved Leases;

(e) engage in any transaction between the Company or any Subsidiary Entity on the one hand and the Managing Member, any general partner or managing member of the Managing Member, any Affiliate of the Managing Member or any Affiliate of any general partner or managing member of the Managing Member on the other hand (other than the Managing Member Affiliate Agreements approved by the other Member), or amend, modify or terminate any Managing Member Affiliate Agreement, permit the assignment of any Managing Member Affiliate Agreement, release any party from any liability arising from any Managing Member Affiliate Agreement, waive any material rights or exercise any rights under any Managing Member Affiliate Agreement that will have an adverse effect on the Company or any Subsidiary Entity or upon the value, use, development, renovation or financeability of the Property;

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(f) name the Property or change the name of the Property, change the primary use of the Property or make or agree to any material changes to the site-plan, subdivision or zoning of the Property or any portion thereof, alter (in any material respect), approve the terms or provisions of (or amend or modify) any restrictive covenants or easement agreements or other encumbrance on title, or re-develop or renovate the Property;

(g) [intentionally omitted];

(h) [intentionally omitted];

(i) take any action related to the construction of the Property;

(j) establish any contingency funds or reserves on behalf of the Company or any Subsidiary Entity, except as may be expressly required by any Financing Document;

(k) extend credit, make loans or become or act as a surety, guarantor, endorser or accommodation endorser (or modify any obligations relating to the foregoing) except in connection with negotiating checks or other instruments received by the Company or any Subsidiary Entity;

(l) approve any insurance program for the Company or any Subsidiary Entity or the Property;

(m) approve or replace the Company Counsel, the Accountant, the general contractor, project architect, project engineer or any other professional consultants for the Company or any Subsidiary Entity or any successors thereto;

(n) settle any insurance claim or condemnation action or legal proceeding or claim brought against the Company and/or any Subsidiary Entity involving a claim in excess of Twenty-Five Thousand Dollars ($25,000) or which, when added to all other insurance or condemnation claims or legal proceeding or claim during a single calendar year, exceeds Fifty Thousand Dollars ($50,000);

(o) assert or initiate (and once initiated, settle) any claim, suit, litigation or other proceeding against any Person, excluding actions instituted against tenants in the ordinary course of business;

(p) take any action in respect of the Property or any portion thereof relating to environmental matters other than (i) to obtain environmental studies and reports and conduct (or arrange for) evaluations and analyses thereof if there is a reasonable basis to believe that the Property has been affected by hazardous substances in violation of applicable law, (ii) as may be necessary or appropriate to preserve or protect life or property or (iii) as may be necessary in the Managing Member’s good faith determination to comply with applicable law if the failure to immediately comply therewith is, in the Managing Member’s good faith determination, reasonably likely to (x) subject the Company to criminal or unbonded civil liability or subject the Property to an unbonded lien or (y) give rise to material risk of loss; provided that the Managing Member shall promptly notify the other Member of any actions taken pursuant to the foregoing clauses (ii) or (iii);

(q) decide whether to repair or rebuild in case of material damage to any of the improvements on the Property, or any part thereof, arising out of a casualty or condemnation, except such emergency repairs (i) as may be necessary or appropriate to preserve or protect life or property or (ii) as may be necessary in the Managing Member’s good faith determination to comply with applicable law if the failure to immediately comply therewith is, in the Managing Member’s good faith determination, reasonably likely to (x) subject the Company to criminal or unbonded civil liability or subject the Property to an unbonded lien or (y) give rise to material risk of loss; provided that the Managing Member shall promptly notify the other Member of any actions taken pursuant to the foregoing clauses (i) or (ii);

(r) execute or deliver documents, agreements or instruments on behalf of the Company or any Subsidiary Entity, except those which (A) are not Managing Member Affiliate Agreements, (B) do not grant any lien or encumbrance against the Property, (C) are customary for the ordinary day to day operations of the Property and which are reasonably unlikely to have a material adverse effect on the Company or any Subsidiary Entity or upon the value, use, development, renovation or financeability of the Property, and (D) (1) are for a term of twelve (12) months or less and (2) provide for consideration of less than Fifty Thousand Dollars ($50,000);

(s) modify in any material respect (i) any Key Document or (ii) any other material agreement or contracts described in Section 6.2(r) after the same has been approved by the Members and executed by the Company or any Subsidiary Entity;

(t) take any action under applicable bankruptcy, insolvency or similar laws with respect to the Company or any Subsidiary Entity;

(u) except as otherwise expressly set forth in this Agreement, permit the admission of a new member in the Company or a new partner or new member, as applicable, in a Subsidiary Entity or the issuance of additional Company Interests in the Company or interests in a Subsidiary Entity;

(v) enter into any lease, license or other occupancy agreement other than Approved Leases or enter into any joint ventures (regardless of the form of the joint venture);

(w) merge or consolidate the Company or any Subsidiary Entity with or into another Person (or take any action which has substantially the same effect or commits the Company or any Subsidiary Entity to do any of the foregoing);

(x) execute and deliver any document which is prohibited under the Delaware Act or this Agreement;

(y) amend, modify or terminate this Agreement or any of the organizational documents and organizational instruments governing the Company or any of the Subsidiary Organizational Documents;

(z) take any action not in furtherance of the stated purposes or intended business of the Company as set forth in this Agreement;

(aa) take any action in contravention of, amend, modify or waive the provisions of any agreement that the Members would have the right to consent or approve;

(bb) exercise or waive any material rights under the Purchase Agreement or the Construction Escrow Agreement (as defined in the Purchase Agreement), or amend, modify, alter or change the Purchase Agreement or the Construction Escrow Agreement; or

(cc) approve any other matter set forth in this Agreement expressly requiring the approval of all the Members (including, without limitation, the matters set forth in Section 2.2 and Section 6.8 of this Agreement).

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SECTION 6.3. Property Management.  The Company shall cause concurrently with the execution of this Agreement, Property Owner to enter into an agreement with ARIC (together with any successor thereof, the “On-Site Property Manager”), an Affiliate of AmREIT, to manage, lease and otherwise operate the Property on a day-to-day basis pursuant to a management agreement (the “Management Agreement”) in the form set forth as Exhibit C attached hereto and made a part hereof.  The Managing Member shall supervise the On-Site Property Manager, enforce the Property Owner’s rights under the Management Agreement and cause the On-Site Property Manager to carry out all policy decisions made by the Company on behalf of the Property Owner pursuant to the Management Agreement.  Upon the termination of the employment of the On-Site Property Manager, Managing Member shall propose the employment of a new manager in accordance with Section 6.2 hereof, which approval shall require the written consent of all the Members.  Except as expressly provided in the Management Agreement and this Agreement, the On-Site Property Manager shall not be authorized to lease any space at the Property without the prior written approval of the Company.

SECTION 6.4. Duties and Conflicts.

(a) The Members, in connection with their respective duties and responsibilities hereunder, shall at all times act in good faith and, except as expressly set forth herein, any decision or exercise of right of approval, consent, disapproval or deferral of approval by a Member is to be made by such Member pursuant to the terms of this Agreement in good faith.  Subject to the terms of Section 6.7(c) of this Agreement, Managing Member shall, in the performance of its duties hereunder, at all times act as a fiduciary for the Company and the other Member and shall act with the care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims.  Except for reimbursement of the Managing Member’s reasonable and actual out-of-pocket expenses (not including any general office overhead) and as otherwise expressly set forth herein, or as otherwise agreed to in writing by the Members, no Member or any partner, officer, shareholder or employee of any Member shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.  Any particular fees payable or expenses or costs reimbursed to Managing Member under this Agreement shall not be paid or reimbursed to Managing Member or any Affiliate of Managing Member under any Managing Member Affiliate Agreement, and any fees payable or expense or cost reimbursed to Managing Member or any Affiliate of the general partner of the Managing Member under any Managing Member Affiliate Agreement shall not be paid or reimbursed to Managing Member under this Agreement, it being the intention and agreement of the parties that Managing Member and the Affiliates of the general partner shall be reimbursed only once for any particular fee or reimbursable cost or expense.

(b) Each Member recognizes that the other Members have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and that such other Member is entitled to carry on such other business interests, activities and investments.  No Member shall be obligated to devote all or any particular part of its time and effort to the Company and its affairs.

(c) Except as otherwise expressly provided in this Agreement, any Member or Affiliate thereof, and JPM, AmREIT and their respective Affiliates, may engage in or possess an interest in any other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and neither the Company nor any Member shall have any rights by virtue of this Agreement or the relationship created hereby in or to any other ventures or activities engaged in by any Member or Affiliate thereof or by JPM, AmREIT or their respective Affiliates, or to the income or proceeds derived therefrom, and the pursuit of such ventures or activities by any Member or its Affiliate or by JPM, AmREIT or their respective Affiliates shall not be deemed wrongful or improper, even to the extent the same are competitive with the business activities of the Company.  Except as otherwise expressly provided in this Agreement, no Member or Affiliate thereof nor any of JPM, AmREIT or their respective Affiliates shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, and any Member or Affiliate thereof and JPM, AmREIT and their respective Affiliates shall have the right to take for its own account (individually or as a partner, member or fiduciary) or to recommend to others any such particular investment opportunity.

SECTION 6.5. Company’s Counsel.  To the extent that the Managing Member deems necessary, the Company shall retain one (1) or more law firms acceptable to the Members to be the Company’s initial legal counsel (the “Company Counsel”).  The fees and expenses of the Company Counsel shall be a Company expense.  Nothing herein shall restrict the Company Counsel from acting as counsel to any Member or any Affiliate of such Member or to JPM, AmREIT or any of their respective Affiliates, and the Members agree that Company Counsel may represent such Member or any Affiliate of such Member or JPM, AmREIT or any of their respective Affiliates in any dispute involving any other Member or the Company.  In the event the Managing Member shall desire to terminate the employment of the Company Counsel and to substitute other counsel therefor, such substitute counsel shall be subject to the approval of all of the Members.

SECTION 6.6. Exculpation/Indemnification.

(a) No Member shall be liable to the Company or to any Member for any act performed or omitted to be performed by it on behalf of the Company provided such Member acts in accordance with its duties and responsibilities hereunder and provided such act or omission was taken in good faith and within the scope of authority granted or reserved to such Member under this Agreement, and did not constitute fraud, gross negligence or willful misconduct, or a breach of this Agreement.

(b) The Members shall be indemnified, defended and held harmless by the Company from and against any and all expenses (including reasonable attorneys’ fees), losses, damages, liabilities, charges and claims of any kind or nature whatsoever (collectively “Indemnified Losses”), incurred by them in their capacities as Members, arising out of or incidental to any act performed or omitted to be performed by any one or more of the Members in good faith in their capacities as Members and/or in connection with the business of the Company, including any act or omission constituting ordinary negligence of such Members provided that such Member acted in accordance with its duties and responsibilities hereunder and provided such act or omission was within the scope of authority granted or reserved to such Member(s) by the terms of this Agreement and did not constitute gross negligence, willful misconduct or fraud, or a breach of this Agreement.

(c) The Company and the Members shall be indemnified and held harmless by each Member from and against any and all Indemnified Losses arising out of or incidental to the failure of such Member to act in accordance with its duties and responsibilities hereunder, for any act or omission taken in bad faith or outside the scope of authority granted or reserved to such Member under this Agreement, or any fraudulent act, gross negligence, or willful misconduct performed by such Member, or a breach of this Agreement.

(d) The Members acknowledge and agree that (i) ARIC shall retain all rights and obligations under the Purchase Agreement with respect to the Receivables and (ii) neither the Company nor any Subsidiary Entity shall have any obligations or liabilities in connection with the Receivables, including, without limitation, fulfillment of any conditions precedent to receipt of any reimbursements from any governmental authority.  ARIC shall indemnify and hold harmless the Company, Acquisition and any Affiliates of Acquisition from any Indemnified Losses arising out of or in connection with the Receivables or any provisions of the Purchase Agreement relating to the Receivables.

SECTION 6.7. Rights During a Material Default or Following an AmREIT Change of Control/Removal of AmREIT as Managing Member/Standard of Care.

(a) If AmREIT SCA shall be in Material Default or an AmREIT Change of Control shall have occurred, Acquisition shall have the right, exercisable by delivery of written notice to AmREIT SCA, to permanently replace AmREIT SCA as Managing Member.  If AmREIT SCA shall be in Material Default or an AmREIT Change of Control or an AmREIT Affiliate Bankruptcy shall have occurred, Acquisition shall have the right, exercisable by delivery of written notice to AmREIT SCA, and to terminate all Managing Member Affiliate Agreements in accordance with the terms of Section 6.8(c).  Notwithstanding anything to the contrary contained herein, from and only after the removal of AmREIT SCA as Managing Member as a result of a Material Default or an AmREIT Change of Control, AmREIT SCA shall no longer have the right to participate in the management of the Company including, without limitation, the right to exercise any consent and/or approval rights contained herein including, without limitation, all of the matters set forth in Section 6.2; provided, however, AmREIT SCA shall in all events have the right to approve the Major Decisions set forth in Subsections 6.2 (a), (b), (c), (j), (k), (t), (u), (v), (w), (x), (y) and (z);

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(b) Notwithstanding anything to the contrary contained in this Agreement, Acquisition shall have the right, exercisable by delivery of written notice to AmREIT SCA, to become Managing Member at any time following the Transfer of AmREIT SCA’s entire Company Interest to any Person or Entity, other than a Transfer by AmREIT SCA permitted pursuant to Section 8.2.

(c) Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, the provisions of Section 6.6), if Acquisition shall become Managing Member for any reason, (i) Acquisition shall owe no greater duty to any Member or the Company other than the duty to act in good faith and not to commit gross negligence, willful misconduct or fraud, (ii) Acquisition shall have no liability to the Company or to any other Member (and no obligation to indemnify, defend and hold harmless the Company or any other Member) for any act performed or omitted to be performed by Acquisition in good faith provided such act or omission shall not constitute gross negligence, willful misconduct or fraud and (iii) the Company shall indemnify, defend and hold Acquisition harmless from and against all Indemnified Losses arising out or incidental to any act performed or omitted to be performed by Acquisition in good faith provided such act or omission shall not constitute gross negligence, willful misconduct or fraud.

SECTION 6.8. Transactions with Related Parties.

(a) No agreement or transaction between the Company on the one hand and any Member, any Affiliate of any Member, JPM, AmREIT or any of their respective Affiliates (each, a “Related Party”) on the other hand shall be void or voidable solely by reason of such relationship.  The execution of any such agreement or the entering into or consummation of such transaction by the Company shall not subject the participating Related Party or any of their respective Affiliates, or their respective officers, directors, managers, members or stockholders to liability to the Company or any Member for breach of fiduciary duty if (i) all of the material facts as to the agreement or transaction and the relationship between any such Related Party and the Company and the nature of any conflict of interest are disclosed or are known to AmREIT and Acquisition and (ii) both AmREIT and Acquisition approve or ratify such agreement or transaction.

(b) Managing Member agrees to cause the Company to use commercially reasonable efforts to enforce each Managing Member Affiliate Agreement, provided that in the event such enforcement action requires the consent of the other Member pursuant to the terms of this Agreement and such consent is not granted, the Managing Member shall have no liability for the failure to take such enforcement action.  Upon a default by any Affiliate of the Managing Member under a Managing Member Affiliate Agreement, Managing Member agrees to promptly notify the other Member of such default and, in addition to Managing Member’s obligation to cause the Company to (i) enforce such Managing Member Affiliate Agreement and (ii) exercise any self help rights under such Managing Member Affiliate Agreement or applicable law to cure the same within the applicable cure period.  If any default by any Affiliate of Managing Member under a Managing Member Affiliate Agreement is not cured within the applicable cure period, Managing Member agrees that (i) upon the request of the other Member, Managing Member shall terminate such Managing Member Affiliate Agreement and (ii) the other Member shall have the right on behalf of the Company to terminate such Managing Member Affiliate Agreement and to take all other actions on behalf of the Company to protect the interest of the Company without the consent of the Managing Member.  The Member other than the Managing Member shall have the right on behalf of the Company without the consent of the Managing Member to declare defaults under a Managing Member Affiliate Agreement.  In the event of a dispute pursuant to a Managing Member Affiliate Agreement, all actions with respect to the Company under such Managing Member Affiliate Agreement may be taken by the Member other than Managing Member and shall not require any consent or other action by Managing Member.

(c) In the event of the occurrence of a Material Default by AmREIT SCA or an AmREIT Change of Control or an AmREIT Affiliate Bankruptcy, or upon the Transfer of AmREIT SCA’s entire Company Interest to any Person or Entity other than an AmREIT SCA Entity, Acquisition shall have the right immediately thereafter to terminate all Managing Member Affiliate Agreements and enter into replacement agreements, and AmREIT SCA shall be liable for any and all termination fees, premiums, or other expenses associated with such termination.  Managing Member shall cause all Managing Member Affiliate Agreements to contain termination rights allowing a termination pursuant to the terms of the immediately preceding sentence upon notice and without any termination charge or fee.

(d) In the event of any conflict between the provisions of this Section 6.8 and any other provision of this Agreement, the provisions of this Section 6.8 shall govern.

SECTION 6.9. Indebtedness; Guarantees of Company Indebtedness; Payments under Guaranties; UBTI.

(a) The Company will not, and no Member shall take any action to cause the Company to (i) incur any indebtedness other than (A) indebtedness that is incurred to acquire or improve real property within the meaning of Section 514(c)(9)(A) of the Code and that is not described in Section 514(c)(9)(B)(ii) of the Code, or (B) other indebtedness that will not give rise to UBTI to any Member that is a Qualified Organization, or any of a Member’s direct or indirect members or participants that are Qualified Organizations, or will not give rise to income that would be UBTI if a Member, or any of a Member’s direct or indirect members or participants, were Qualified Organizations, (ii) guarantee the obligations of others or (iii) incur any Member Nonrecourse Debt (except as provided in Section 6.9(b)).

(b) The Members acknowledge and agree that (i) each of Commingled Pension Trust Fund (Strategic Property) of JPMorgan Chase Bank, N.A., ARIC and AmREIT Ltd. (collectively, “Guarantors”) have executed and delivered to Metropolitan Life Insurance Company (“Lender”) that certain Guaranty Agreement dated the date hereof (the “Guaranty”) in connection with the $65,000,000 loan made by Lender to Property Owner and (ii) pursuant to the terms of that certain Reimbursement and Indemnity Agreement (the “Guaranty Reimbursement Agreement”) dated the date hereof among the Guarantors relating to the Guaranty, any Shared Payment (as defined in the Guaranty Reimbursement Agreement) shall be treated as a Capital Contribution to the Company made proportionately on behalf of the Members, and the failure of any Non-Contributing Party (as defined in the Guaranty Reimbursement Agreement) to reimburse the Contributing Party (as defined in the Guaranty Reimbursement Agreement) for the amounts owed to such Contributing Party pursuant to the Guaranty Reimbursement Agreement shall constitute a Default Loan by the Contributing Party to the Affiliate of each Non-Contributing Party that is Member of the Company.

(c) The Company shall not (i) enter into any lease with, or borrow any amounts for the acquisition or improvement of any property (or any portion thereof) from, any person described in Section 514(c)(9)(B)(iii) or (iv) of the Code; or (ii) enter into any lease or other arrangement with respect to any Property or any portion thereof if such lease or arrangement would result in (1) the payment of rent or any other amount to the landlord which depends in whole or in part on the income or profits derived by any person (including, but not limited to, a tenant or a subtenant) from any portion of the Property (other than an amount based upon a fixed percentage of the receipts or sales of the tenant and, if any, the subtenants), (2) an obligation of the landlord to furnish or render any service not customarily furnished or rendered in connection with the rental of space for occupancy, as determined under Section 512(b) of the Code and any applicable Treasury Regulations, including, but not limited to, services with respect to parking, or (3) any portion of the Company’s income (or loss) otherwise being UBTI for a Qualified Organization.  Notwithstanding anything to the contrary herein contained, Acquisition shall have the right to object to any proposed tenant lease or other arrangement if the same would result in any of the events set forth in clauses (1) - (3) of the immediately preceding sentence.  In the event that Acquisition determines, in its sole reasonable judgment, that (A) as the result of any change in applicable statute, regulation or administrative or judicial interpretation thereof (including, without limitation, private letter rulings, technical advice memoranda and other similar pronouncements), any lease could cause the Company to generate UBTI for a Qualified Organization or (B) any other arrangement entered into with respect to the Property or any portion thereof could cause the Company to generate UBTI for a Qualified Organization, the Members agree to use their best efforts to reform such lease or other arrangement, or to take any other action necessary or appropriate, to prevent the Company from generating any UBTI for a Qualified Organization.

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ARTICLE VII

BOOKS AND RECORDS; RESERVES

SECTION 7.1. Bank Accounts.  The Managing Member shall have authority to open bank accounts and designate signatories with respect thereto on behalf of the Company as it shall deem necessary or desirable for the management and operation of the Property and the conduct of Company business.  An individual designated by Acquisition, from time to time, shall at all times be a designated signatory with respect to all Company bank accounts.  The Company’s funds shall not be commingled with any other funds.

SECTION 7.2. Books of Account.  The Company shall keep accurate and complete books of account and records showing the assets and liabilities, operations, transactions and financial condition of the Company and the Property on an accrual basis in accordance with generally accepted accounting principles, consistently applied.  The books of account and records of the Company and the Property shall at all times be maintained at the principal office of the Company.  All such books of account and records may be inspected, copied and audited by any Member, its designees or representatives from time to time and upon reasonable prior notice at the office of the Company or other Person maintaining the same.

SECTION 7.3. Operating Statements.

(a) The Managing Member shall, as a Company expense, at least once every calendar year have the Company’s books and records audited by the Accountant.  A copy of the annual audited financial statements shall be submitted promptly after completion to all Members, and not later than one hundred twenty (120) days after the end of each Fiscal Year.

(b) The Managing Member shall furnish the following monthly reports prepared on an accrual basis showing monthly and year to date activity (without notice or demand) not later than the twentieth (20th) day following the end of each calendar month:

(i) an unaudited cash flow statement setting forth the calculation of Net Cash Flow and all disbursements of cash from the Company;

(ii) an unaudited balance sheet for the Company;

(iii) an unaudited profit and loss statement;

(iv) a check register, itemizing by check number and payee, each disbursement made during the prior calendar month;

(v) banks statements and reconciliations for all accounts;

(vi) in the event a Capital Transaction has occurred, an unaudited statement of the Net Proceeds of a Capital Transaction for such Capital Transaction; and

(vii) such other reports as reasonably requested by any Member.

All reports shall be completed in hard copy format.  In addition, Manager Member shall submit certain information in a format requested by Acquisition via diskette or electronically using Acquisition’s account numbers.

(c) Managing Member shall convert on a monthly basis, at its sole expense, financial data from its property management software to Management Reports, Inc. (“MRI”) property management software, or any other property management software which Acquisition shall reasonably require, with the version release number to be provided by Acquisition.  The modules required for implementation shall include general ledger, commercial management, accounts payable, and distributed processing.  Acquisition, at its sole discretion, may require modified version and release of the property management software.  The database structure, system type, and property number will be provided by Acquisition and will not be modified without the consent of Acquisition.  Acquisition will provide Managing Member with a standard chart of accounts, tenant charge (billing) codes, and report formats which are to be used unless otherwise agreed to in advance by Acquisition.  Managing Member shall submit, on a date to be determined by Acquisition, a monthly electronic download of selected financial and operational data, including general ledger information, using either the distributive processing function of MRI or data extract routines identified and/or provided by Acquisition.  Acquisition reserves the right to periodically modify the foregoing software and reporting requirements.  Managing Member shall pay all costs and expenses of any outside consultants employed and the purchase of any computer software to assist in the conversion of its financial data from its property management software to MRI property management software.

(d) No later than one hundred twenty (120) days after the end of each Fiscal Year of the Company, the Company shall, as a Company expense, furnish the Members with all necessary tax reporting information required by the Members for the preparation of their respective federal, state and local income tax returns, including each Member’s pro rata share of income, gain, loss, deductions and credits for such Fiscal Year.  The Managing Member shall supervise the Accountant in the preparation of the Company’s tax returns.

(e) Within one hundred twenty (120) days following the end of the Fiscal Year of the Company, the Company shall, as a Company expense, furnish each Member with copies of the Company’s federal partnership Return of Income and other income tax returns, together with each Member’s Schedule K-1 or analogous schedule, which returns shall be signed by the Tax Matters Member on behalf of the Company and co-signed by the Accountant as preparer.

(f) Except as otherwise provided in this Agreement, all decisions as to accounting principles, whether for the Company’s books or for income tax purposes (and such decisions may be different for each such purpose) and all elections available to the Company under applicable tax law, shall be made by the Tax Matters Member.  Upon the request of any Member in connection with the transfer of all or part of such Member’s Company Interest, the Company shall make an election under Code Section 754.  The Tax Matters Member shall, on behalf of the Company, use best efforts to cause all federal, state and local income and other tax returns to be timely filed by the Company and each Subsidiary Entity.  The Tax Matters Member shall deliver to the other Members for their review all federal, state and local income tax returns at least twenty (20) days prior to the filing thereof.

SECTION 7.4. The Accountant.  The Company shall retain a “Big Four” independent certified public accounting firm selected by the Managing Member to be the accountant and auditor for the Company (the “Accountant”).  The fees and expenses of the Accountant shall be a Company expense.

SECTION 7.5. Tax Matters Member.  Managing Member is hereby designated as the tax matters partner under Code Section 6231(a)(7) (the “Tax Matters Member”).  In addition to the duties described in Section 7.3(f) of this Agreement, the Tax Matters Member shall manage audits of the Company conducted by the Internal Revenue Service or any other taxing authority pursuant to the audit procedures under the Code and the Treasury Regulations promulgated thereunder or other applicable law.  The Tax Matters Member shall give prompt notice to each other Member of any and all notices it receives from the Internal Revenue Service concerning the Company or any Subsidiary Entity, including any notice of audit, any notice of action with respect to a revenue agent’s report, any notice of a 30-day appeal letter and any notice of a deficiency in tax concerning the Company’s or any Subsidiary Entity’s federal income tax return.  The Tax Matters Member shall at Company expense furnish each Member with timely periodic status reports regarding any negotiations between the Internal Revenue Service and the Company or any Subsidiary Entity, and each such Member, if it so requests, may participate in such negotiation.  The Tax Matters Member shall not enter into any settlement with any taxing authority (federal, state or local), or extend the statute of limitations, on behalf of the Company or any Subsidiary Entity or the Members without the approval of the Members, which approval shall not be unreasonably withheld or delayed.

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    SECTION 7.6. Appraisals.  At the request of either Member (the “Requesting Member”), the Managing Member, on behalf of and at the expense of the Requesting Member, shall cause an independent appraiser to determine the Fair Market Value of the Property; provided that a Requesting Member may request such an appraisal not more than one time per calendar year.  The Managing Member shall cooperate with the independent appraiser selected by and paid by the Requesting Member.  All appraisals conducted pursuant to this Section 7.6 shall be addressed to the Requesting Member.  Such appraisal shall set forth the appraiser’s determination of the Fair Market Value of the Property.  In making the appraisal of the Property, the appraiser shall value the Property unencumbered and shall assume that the improvements then situated on the Property are the highest and best use to which the Property can lawfully be put.  Appraisals obtained pursuant to this Section 7.6 shall be for the use of the Requesting Member and shall not be binding upon the Company or any Member for any reason, including any matters described in Article VIII.

SECTION 7.7. Annual Budget.  To the extent the Company shall, directly or indirectly, own and operate the Property, the Managing Member shall prepare a proposed annual budget for the Property for each Fiscal Year in form satisfactory to all of the Members.  Not later than sixty (60) days prior to the commencement of each Fiscal Year, the Managing Member shall submit to the Members such proposed budget for the ensuing Fiscal Year.  Each Member shall endeavor within thirty (30) days from the receipt of the proposed budget, to deliver to the Company a written acceptance or rejection (in reasonable detail indicating recommended changes, in the case of a rejection) of the proposed budget.  The implementation of any proposed budget shall require approval of all of the Members.  Said budget, once approved as aforesaid, shall herein be referred to as the “Annual Budget.”  If an annual budget is not approved as aforesaid, the Company shall operate the Property pursuant to the budget for such year with respect to those portions approved by the Members and with respect to those portions not approved by the Members, in accordance with the prior year’s Annual Budget with each non-approved line item (except for non-recurring expenditures and capital expenditures) increased by two percent (2%) from such prior year’s Annual Budget.  Notwithstanding anything to the contrary contained herein, expenditures by the Managing Member for Nondiscretionary Items shall not be limited by amounts set forth in an approved Annual Budget.

SECTION 7.8. Leasing and Property Guidelines.

(a) Not later than ninety (90) days prior to the commencement of each Fiscal Year, the Managing Member shall submit, or shall cause the On-Site Property Manager to submit, to the other Members leasing and property guidelines for the Property for the ensuing year in the form of the Leasing and Property Guidelines for the current Fiscal Year attached hereto as Exhibit E and acceptable to the Members in the exercise of their reasonable judgment.  Such leasing and property guidelines shall include, but not necessarily be limited to, (i) a true, complete and accurate copy of the most recent rent roll for the Property, (ii) basic, additional and percentage rent parameters for the leasing of space at the Property, (iii) tenant improvement, free rent, tenant allowances and other incentive parameters for the leasing of space at the Property, (iv) a net effective rent calculation, (v) credit worthiness parameters for prospective tenants at the Property, (vi) a narrative description setting forth leasing strategies for the Property, (vii) a description of the nature of acceptable tenants for the Property, (viii) projected occupancy and vacancy levels for the ensuing Fiscal Year, (ix) any changes to the standard form of lease to be used at the Property and (x) a written narrative discussion of significant events in the relevant market where the Property is located which shall highlight the Property’s position in its relevant market and discuss matters such as vacancy, new construction, rental trends, etc.  Each Member shall endeavor within thirty (30) days from the receipt of the proposed leasing and property guidelines to deliver to the Company a written acceptance or rejection (in reasonable detail indicating recommended changes, in the case of a rejection) of such proposed leasing and property guidelines.  The implementation of any proposed leasing and property guidelines shall require approval of all of the Members.  Said leasing and property guidelines, once approved by all of the Members, shall herein be referred to collectively as the “Leasing and Property Guidelines.”  Once approved, the Managing Member shall not supplement, modify or amend the Leasing and Property Guidelines without the prior express written consent of all of the Members.  If proposed leasing and property guidelines for the Property are not approved, the Managing Member shall resubmit to the other Members within ten (10) days of such disapproval revised leasing and property guidelines reflecting changes.  If Acquisition shall reject the revised leasing and property guidelines for the Property, then until such time as revised leasing and property guidelines are approved by all of the Members, the Company shall operate the Property pursuant to the leasing and property guidelines for such year with respect to those portions approved by the Members and with respect to those portions not approved by the Members, in accordance with the last approved Leasing and Property Guidelines for the Property, and the Managing Member shall, as expeditiously as practicable, revise and resubmit leasing and property guidelines for approval by all of the Members.

(b) Except for Approved Leases, Managing Member shall not be authorized to bind the Company or a Subsidiary Entity with regard to any new lease or renewal of a preexisting lease for space at the Property without first providing to Acquisition the lease request form (“Lease Request Form”) substantially in the form of Exhibit B attached hereto and obtaining Acquisition’s prior written consent and approval.  The Lease Request Form shall contain a written request for consent together with the following information: (i) the tenant’s name, (ii) the basic, additional and percentage rent to be paid, (iii) a net effect rent computation, (iv) the square footage of the premises, (v) any tenant improvement, free rent, tenant allowances and other incentives, (vi) the proposed use of the premises, (vii) credit information regarding the tenant, and (viii) significant changes from the applicable approved standard form of lease.  The Managing Member shall send the Lease Request Form to the Members in the manner provided for Notices set forth in Section 11.2 of this Agreement.

(c) Managing Member shall provide to Acquisition a true and complete copy of each executed lease, or sublease or termination, amendment, assignment or modification thereof within thirty (30) days of its execution.

ARTICLE VIII

TRANSFER OF COMPANY INTERESTS

SECTION 8.1. No Transfer.  No Member may sell, assign, pledge, transfer, give, hypothecate or otherwise encumber (any such sale, assignment, pledge, transfer, gift, hypothecation or encumbrance being hereinafter referred to as a “Transfer”), directly or indirectly, or by operation of law or otherwise, any direct or indirect interest in the Company, the Property or any Subsidiary Entity, except as hereinafter set forth in this Article VIII (or as otherwise permitted pursuant to this Agreement) or upon prior written consent of the other Member, which may be granted or withheld in the sole and absolute discretion of the other Member.  In order to effectuate the purpose of this Section 8.1, each Member agrees that to the extent it desires that its Company Interest be at any time held by any other Person, such Member will Transfer its Company Interest, or part thereof, to such Person only through a direct Transfer in the manner contemplated in Article VIII, and that, except as expressly authorized in Section 8.2, no Transfer or other disposition of any stock, partnership, limited liability company or other beneficial interest in any Member or other such Person which holds any part of a Company Interest, will be effected, directly or indirectly, unless approved by all of the Members; provided that, notwithstanding anything to contrary contained in this Agreement, (i) transfers of units of participation in the Fund, (ii) transfers of shares in AmREIT and (iii) transfers of limited partnership interests in AmREIT Ltd. shall be permitted; provided further that the foregoing clauses (ii) and (iii) shall in no event limit the rights of Acquisition pursuant to this Agreement following an AmREIT Change of Control.  Any Transfer of any Company Interest in contravention of this Article VIII shall be null and void and shall be deemed a material breach of the terms of this Agreement, and the other Member shall have all the rights and remedies available under this Agreement and applicable law.

SECTION 8.2. Succession by Operation of Law/Certain Permitted Transfers/Prorations/Cooperation.

(a) Subject to Article VIII and Section 10.1, in the event of the merger, consolidation, dissolution or liquidation of any Member, all of such Member’s rights to distributions and allocations by the Company, shall pass to such Member’s legal successor, but such legal successor shall not become a Member of the Company without the prior written consent of all of the Members.

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(b) Notwithstanding anything in this Agreement to the contrary, Acquisition shall have the right, at any time (whether prior to or after the Lockout Date), and without the requirement of Member consent or complying with the procedures of Sections 8.5 and 8.6 hereof, to Transfer its entire Company Interest or any direct or indirect interest therein to any Acquisition Entity or any Affiliate thereof and such Acquisition Entity or any Affiliate thereof shall, upon complying with the provisions of Section 8.3(d), become a Member hereunder; provided that such Acquisition Entity or Affiliate represents and warrants to the Company and to AmREIT that either (i) it is not and it is not acting on behalf of any Plan or (ii) all of the conditions of PTCE 84-14 or another administrative or statutory prohibited transaction exemption are satisfied with respect to such Acquisition Entity’s or Affiliate’s acquisition and holding of the Company Interest and any other transaction contemplated under this Agreement, and such Acquisition Entity or any Affiliate thereof shall, upon complying with the provisions of Section 8.3(d), become a Member hereunder.

(c) Notwithstanding anything in this Agreement to the contrary, ARIC shall have the right at any time, and without the requirement of Member consent or complying with the procedure of Section 8.5 or 8.6 herein, to Transfer its membership interest in AmREIT SCA to any wholly-owned subsidiary of AmREIT.

(d) If any Company Interest is Transferred pursuant to this Article VIII, except as otherwise expressly provided in this Article VIII, items of income and expense that would customarily be adjusted between a seller and purchaser of commercial real estate will be adjusted in accordance with local custom as of the date of such Transfer in the State in which the Property is located.

(e) If any Company Interest is Transferred or proposed to be Transferred pursuant to this Article VIII, the parties hereto agree to reasonably cooperate with each other in good faith to structure such Transfer to avoid or minimize transfer fees to lenders and any transfer, deed or similar taxes due in connection therewith and, if so desired, to avoid termination of the Company for Federal income tax purposes.

SECTION 8.3. General Conditions Applicable to Transfers.

(a) Notwithstanding anything in this Agreement to the contrary (including but not limited to any of the other sections of this Article VIII), in no event shall (i) any Transfer be made, recognized or consented to by the Members or deemed effective unless such Transfer will not constitute or result in a material violation or default under any Key Document or (ii) a Company Interest be Transferred to a Person who is the subject of any pending bankruptcy proceedings, or to a Person who is a minor or who otherwise lacks legal capacity, and any attempt to effect a Transfer to such a Person shall be void and of no effect and shall not bind the Company.

(b) In the event that any filing, application, approval or consent is required in connection with any Transfer, whether by any governmental entity or other third-party, the transferring Member shall promptly make such filing or application or obtain such approval or consent, at its sole expense.

(c) Notwithstanding anything to the contrary contained in this Agreement (including but not limited to the other sections of this Article VIII), each Member and each transferee of all or any part of a Company Interest, (i) shall at all times maintain an office or agency for the service of process in the United States of America, which shall also be its address for delivery of notices hereunder or (ii) shall be a citizen or national of the United States.

(d) Notwithstanding anything to the contrary contained in this Agreement (including but not limited to the other sections of this Article VIII), no Transfer of all or any portion of any Member’s Company Interest shall be binding upon the other Member or the Company, and the Company shall be entitled to treat the record owner of any Company Interest as the absolute owner thereof in all respects, unless and until (i) true copies of the instruments of transfer executed and delivered pursuant to or in connection with such Transfer shall have been delivered to such other Member and the Company, (ii) the transferee shall have delivered to such other Member and the Company an executed and acknowledged assumption agreement pursuant to which the transferee assumes all the obligations of the transferor arising and accruing from and after the date of such Transfer under, and agrees to be bound by all the provisions of, this Agreement, (iii) all Default Loans for which the transferor is the obligor shall be repaid in full to the Lending Member, (iv) the transferee shall have executed, acknowledged and delivered any instruments required under any applicable laws to effect such Transfer and, if applicable, its admission to the Company, (v) the transferee shall have executed and delivered such other instruments, documents and agreements reasonably required by the non-transferring Member in connection with such Transfer which are consistent with the other terms hereof and (vi) the transferee shall have executed and delivered such other instruments or documents or shall have provided such information to the non-transferring Member as such non-transferring Member may reasonably require to assure itself that neither the transferee’s acquisition and holding of the Company Interest nor any transaction contemplated under this Agreement will result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Upon compliance with the provisions of this Section 8.3(d), any Person who acquires a Company Interest in a transaction permitted by this Article VIII shall, unless otherwise provided in this Agreement, be admitted as a Member.  Except as otherwise set forth herein, upon the execution and delivery of such assumption agreement, the transferor shall have no further obligation hereunder after the date of the Transfer except that the transferor shall remain primarily liable for all accrued obligations (as of the date of Transfer) of the transferor under this Agreement, notwithstanding any Transfer pursuant to this Article VIII.

(e) Except as otherwise expressly provided herein, all reasonable costs and expenses incurred by the Company in connection with any Transfer of a Company Interest and, if applicable, the admission of a Person or Entity as a Member hereunder, shall be paid by the transferor.  Upon compliance with all provisions hereof applicable to any transferee of a Company Interest becoming a Member, all Members hereby agree to execute and deliver such reasonable amendments hereto as are necessary to constitute such person or entity a Member of the Company.

(f) If any Person acquires all or any part of the Company Interest of a Member in violation of this Article VIII whether by operation of law, judicial proceeding, or other manner not expressly permitted hereunder, such Person shall have no rights under this Agreement with respect to the Company Interest so acquired.

SECTION 8.4. Intentionally Omitted.

SECTION 8.5. Buy/Sell Rights.

(a) Subject to the terms and conditions of Article VIII of this Agreement, (i) at any time following the Lockout Date or (ii) during the continuance of (A) a Major Decision Deadlock, (B) a Material Default (including, without limitation, by AmREIT SCA in its capacity as Managing Member) or (C) a material default under any Managing Member Affiliate Agreement by any Affiliate of Managing Member, which default continues beyond any applicable cure or grace periods, each Member (“Offeror”) shall have the right to effect the provisions of this Section 8.5 as hereinafter provided, by delivering written notice (the “Offer Notice”) to the other Member (“Offeree”) (x) invoking the provisions of this Section 8.5, (y) designating an amount (the “Gross Value Amount”) that shall be the Offeror’s determination of the value of all Company Assets (without regard to any indebtedness encumbering such assets), and (z) designating the Applicable Purchase Price, subject to adjustments, with respect to each Member’s Company Interest.  Notwithstanding anything contained herein to the contrary, prior to the Lockout Date neither a Member in Material Default nor, with respect to a default referenced in clause (C) of the foregoing sentence, the Managing Member, shall have the right to effect the provisions of this Section 8.5.  For the purposes hereof, the “Applicable Purchase Price” payable to any Member that sells its Company Interest pursuant to this Section 8.5 shall be the amount that such selling Member would receive (without regard to any Default Loans) if, as of the date of the Offer Notice, the Gross Value Amount, after payment of all debts and liabilities of the Company, was distributed among the Members in accordance with the provisions of Section 10.2.  Any disputes as to the Applicable Purchase Price shall be resolved by the Accountant.  The Members agree to promptly provide the Accountant with all information necessary to resolve such dispute and shall instruct the Accountant to resolve such dispute as expeditiously as possible.

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(b) Upon receipt of the Offer Notice given pursuant to Section 8.5(a) hereof, Offeree shall then be obligated either to:

(1) purchase the entire Company Interest of Offeror for cash at a price equal to the Applicable Purchase Price; or

(2) sell to Offeror its entire Company Interest for cash at a price equal to the Applicable Purchase Price.

Offeree shall give written notice of its election to Offeror within thirty (30) days after receipt of the Offer Notice (unless Offeree disputes the Applicable Purchase Price determination, then within thirty (30) days of the date such dispute is finally resolved by the Accountant).  Failure of Offeree to give Offeror notice within such time shall be a conclusive election under subsection (b)(2) above.

(c) Within five (5) Business Days after Offeree’s election under subsection 8.5(b), the purchasing Member shall deposit in cash an amount equal to the greater of (I) Two Hundred Fifty Thousand Dollars ($250,000) and (II) an amount equal to five percent (5%) of the Applicable Purchase Price (“Buy/Sell Deposit”) with the Escrow Agent.  If the purchasing Member shall fail to deposit the Buy/Sell Deposit within such five (5) Business Day period, the purchasing Member shall be in default hereunder, the selling Member shall have all remedies available at law or in equity and shall have the right, exercisable by delivery of written notice to the purchasing Member within ten (10) days of the expiration of such five (5) Business Day period, to purchase (pursuant to the terms of this Section 8.5) the entire Company Interest of the purchasing Member in the Company for cash at a price equal to the Applicable Purchase Price.  The charges of the Escrow Agent shall be paid fifty percent (50%) by each of the Members.  The Escrow Agent shall hold the Buy/Sell Deposit in an interest bearing account pursuant to a written agreement among the Offeror, the Offeree and the Escrow Agent, which agreement shall be satisfactory to such parties in the exercise of their respective reasonable discretion and shall provide, among other things, that the Escrow Agent shall not commingle the Buy/Sell Deposit with any other funds.  In the event of a closing pursuant to the terms of this subsection 8.5(c), the Buy/Sell Deposit, together with any interest earned thereon, shall be credited against the Applicable Purchase Price and paid to the selling Member.  In the event of a default by the purchasing Member in its obligation to purchase the selling Member’s Company Interest pursuant to, and in accordance with, the terms of this subsection 8.5(c), the Buy/Sell Deposit, and any interest thereon, shall be paid to the selling Member by the Escrow Agent promptly following written request therefor as the selling Member’s sole and exclusive remedy (other than as set forth in Section 6.7).  If the selling Member shall default in any of its obligations under this subsection 8.5(c), the Buy/Sell Deposit, and any interest earned thereon, shall be returned to the purchasing Member promptly following written request therefor, and the purchasing Member shall have all other remedies available to it at law or in equity (including, without limitation, an action for specific performance).  Upon deposit by the purchasing Member of the Buy/Sell Deposit with the Escrow Agent as aforesaid, (i) a binding contract shall be deemed to exist between Offeror and Offeree with respect to the sale and purchase of the Company Interest of the selling Member, and (ii) the closing shall be held at the principal place of business of the Company (or, at either Member’s election, pursuant to escrow arrangement acceptable to each Member in the exercise of their reasonable judgment) on a Business Day selected by the purchasing Member not less than thirty (30) days and not more than one hundred twenty (120) days from the Offeror’s receipt of the Offeree’s election pursuant to Section 8.5(b).  The purchasing Member shall pay the Applicable Purchase Price (less the Buy/Sell Deposit and any interest earned thereon) by wire transfer of immediately available federal funds to an account designated in writing by the selling Member.

At the closing for the purchase of the selling Member’s Company Interest, (A) the selling Member shall deliver to the purchasing Member or its designee an assignment of all of the selling Member’s Company Interest, which assignment shall be free and clear of all legal and equitable claims (other than the legal and equitable claims, if any, of the purchasing Member pursuant to this Agreement) and all liens and encumbrances (other than liens and encumbrances under Financing Documents that shall remain in full force and effect following the closing) and (B) the purchasing Member shall deliver to the selling Member an assumption of the selling Member’s obligations under this Agreement arising from and after the date of such assignment.  At the closing, the selling Member and the purchasing Member shall execute an agreement acceptable to the selling Member and the purchasing Member in the exercise of their reasonable judgment whereby (X) the Members shall represent and warrant to each other with respect to only that each is duly organized, validly existing, has the necessary corporate power and authority to consummate the subject transactions and requires no consents which have not been obtained and (Y) the selling Member shall represent to the purchasing Member that the selling Member is the owner of its Company Interest free and clear of all liens and encumbrances (other than liens and encumbrances under Financing Documents that shall remain in full force and effect following the closing) and that the transfer is being made free and clear of all legal and equitable claims (other than the legal and equitable claims of the purchasing Member pursuant to this Agreement).  Each party shall pay their own costs and expenses in connection with the conveyance of the selling Member’s Company Interest to the purchasing Member.  Any transfer, deed, documentary stamp or other similar tax due in connection with a Transfer of selling Member’s Company Interest pursuant to this Section 8.5(c) shall be paid fifty (50%) by the selling Member and fifty percent (50%) by the purchasing Member.  In addition, at the closing, (i) the selling Member and the purchasing Member shall execute an agreement acceptable to the selling Member and the purchasing Member in the exercise of their reasonable judgment whereby the purchasing Member shall indemnify, defend and save the selling Member from and against responsibility for all debts, obligations, liabilities, costs, expenses (including, without limitation, reasonable attorneys’ fees and disbursements) and claims with respect to the Company accruing from and after the closing date and the selling Member shall indemnify, defend and save the purchasing Member from and against responsibility for all debts, obligations, liabilities, costs, expenses (including, without limitation, reasonable attorneys’ fees and disbursements) and claims against the Company arising from the selling Member’s fraud, gross negligence or willful misconduct occurring prior to the closing, (ii) the Accountants shall close the books of the Company as of the closing date, and all items of the Company’s income and expense shall be apportioned in calculating Net Cash Flow as of 11:59 p.m. of the day preceding the closing date, (iii) Net Cash Flow earned through the day preceding the closing date and Net Proceeds of a Capital Transaction received prior to closing shall be distributed in accordance with the provisions of Article IV, which provisions shall survive the closing pursuant hereto for purposes of making or correcting any closing adjustments, (iv) the purchase price to be paid by the purchasing Member shall be (x) increased by the aggregate amount of all Additional Capital Contributions made by the selling Member in the period between the date of the Offer Notice and the closing date (excluding Additional Capital Contributions made for payment of ordinary operating expenses), (y) decreased by any amounts of Net Proceeds of a Capital Transaction received by the Company during the period between the date of the Offer Notice and the closing date and distributed to the selling Member pursuant to the terms hereof and (z) adjusted to account for, and fully repay, all outstanding Default Loans (and unpaid interest thereon), (v) the Members shall execute all amendments to fictitious name, limited liability company or similar certificates necessary to effect the withdrawal of the selling Member from the Company and, if applicable, the termination of the Company, (vii) if Acquisition is the selling Member, AmREIT SCA shall use its commercially reasonable efforts to secure the release (without releasing any claim the Company may have against the applicable guarantor) of outstanding Affiliate Guarantees executed by Acquisition or an Affiliate of Acquisition, if any; provided, that an entity acceptable to Acquisition in its reasonable discretion shall, pursuant to an agreement in form and content reasonably acceptable to Acquisition, indemnify Acquisition and/or its Affiliates, as the case may be, for any claims that arise under such outstanding Affiliate Guarantees for events occurring after the close of the sale of Acquisition’s Company Interest if AmREIT SCA is not able to procure any such release and (viii) if AmREIT SCA is the selling Member, Acquisition shall use its commercially reasonable efforts to secure the release (without releasing any claim the Company may have against the applicable guarantor) of outstanding Affiliate Guarantees executed by AmREIT SCA, AmREIT Ltd., AmREIT or one or more Affiliates any of the foregoing provided, that an entity acceptable to AmREIT SCA in its reasonable discretion shall, pursuant to an agreement in form and content reasonably acceptable to AmREIT SCA, indemnify AmREIT SCA, AmREIT Ltd., AmREIT and/or the applicable Affiliates of the foregoing, as the case may be, for any claims that arise under such outstanding Affiliate Guarantees for events occurring after the close of the sale of AmREIT SCA’s Company Interest if Acquisition is not able to procure any such release.

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(d) Notwithstanding anything to the contrary set forth herein, in the event that prior in time to the delivery of a Property Sale Exercise Notice under Section 8.6, any Offer Notice shall be delivered or the purchasing Member shall have instituted an action for specific performance pursuant to Section 8.5(c), the delivery of such Offer Notice or the institution of such action for specific performance shall supersede the delivery of any Transfer Notice or Property Sale Exercise Notice and the rights under this Section 8.5 shall supersede the rights under Section 8.6 of this Agreement.

(e) The purchasing Member may, at its option, cause the selling Member’s Company Interest to be acquired by one or more of purchasing Member’s designees; provided that any such assignment of the purchasing Member’s rights hereunder for purposes of accomplishing such purchase by any such designee shall not relieve the purchasing Member of any obligation or liability with respect thereto.

(f) Each Member agrees that it shall be reasonable and cooperate with the other Member, including, without limitation, executing any documents which may be reasonably required, in order to consummate the transactions contemplated by this Section 8.5.

SECTION 8.6. Project Sale Option.

(a) Subject to the terms and conditions of Article VIII of this Agreement, at any time following the Lockout Date, either Member (“Transferor”) shall have the right to effect the provisions of this Section 8.6 as hereinafter provided, by delivering written notice (the “Property Sale Exercise Notice”) to the other Member (“Transferee”) (i) of its intention to effect the provisions of this Section 8.6, (ii) designating an amount (the “Estimated Purchase Price”) that shall be Transferor’s estimate of the all cash purchase price an unaffiliated third party would pay for the Property in a bona fide arm’s length sale, and (iii) designating the Transferor Purchase Price, subject to adjustments.  For the purposes hereof, the “Transferor Purchase Price” shall be the amount that Transferor would receive (without regard to any Default Loans) if the Property was sold at the Estimated Purchase Price, the remainder of the Company Assets were sold at their Fair Market Value and, after the payment of all debts and liabilities of the Company, the proceeds were distributed among the Members in accordance with the provisions of Section 10.2.  Any disputes as to the Transferor Purchase Price shall be resolved by the Accountant.  The Members agree to promptly provide the Accountant with all information necessary to resolve such dispute and shall instruct the Accountant to resolve such dispute as expeditiously as possible.

(b) Upon receipt of the Property Sale Exercise Notice given pursuant to Section 8.6(a) hereof, Transferee shall have the right to purchase the entire Company Interest of Transferor for cash at a price equal to the Transferor Purchase Price.  Within thirty (30) days following receipt of the Property Sale Exercise Notice (unless Transferee disputes the Transferor Purchase Price determination, then within thirty (30) days of the date such dispute is finally resolved by the Accountant), Transferee shall deliver to Transferor notice that it agrees to purchase the entire Company Interest of Transferor for cash at a price equal to the Transferor Purchase Price (“Property Sale Acceptance Notice”) or that it does not agree to purchase the entire Company Interest of Transferor for cash at a price equal to the Transferor Purchase Price (“Property Sale Rejection Notice”).  The failure of Transferee to deliver either a Property Sale Acceptance Notice or a Property Sale Rejection Notice within such thirty (30) day period shall be deemed to be the delivery of a Property Sale Rejection Notice.

(c) If Transferee shall deliver the Property Sale Acceptance Notice, within five (5) Business Days after delivery by Transferee of the Property Sale Acceptance Notice, Transferee shall deposit in cash an amount equal to the greater of (I) Two Hundred Fifty Thousand Dollars ($250,000) and (II) an amount equal to five percent (5%) of the Transferor Purchase Price (the “Downpayment”) with the Escrow Agent.  If Transferee shall fail to deliver the Downpayment within such five (5) Business Day period, the Property Sale Acceptance Notice shall be deemed revoked and Transferee shall be deemed to have delivered the Property Sale Rejection Notice.  The charges of the Escrow Agent shall be a Company expense.  The Escrow Agent shall hold the Downpayment in an interest bearing account pursuant to a written agreement among Transferor, Transferee and the Escrow Agent, which agreement shall be satisfactory to such parties in the exercise of their respective reasonable discretion and shall provide, among other things, that the Escrow Agent shall not commingle the Downpayment with any other funds.  In the event of a closing pursuant to the terms of this subsection 8.6(c), the Downpayment, together with any interest earned thereon, shall be credited against the Transferor Purchase Price.  If Transferee shall default in any of its obligations under this subsection 8.6(c), the Property Sale Acceptance Notice shall be deemed revoked, Transferee shall be deemed to have delivered the Property Sale Rejection Notice and the Downpayment, and any interest thereon, shall be paid to Transferor by the Escrow Agent promptly following written request therefor as Transferor’s sole and exclusive remedy (other than as set forth in Section 6.7).  If Transferor shall default in any of its obligations under this subsection 8.6(c), the Downpayment, and any interest earned thereon, shall be returned to Transferee promptly following written request therefor, and Transferee shall have all other remedies available to it at law or in equity (including, without limitation, an action for specific performance).  Upon deposit by Transferee of the Downpayment with the Escrow Agent as aforesaid, (i) a binding contract shall be deemed to exist between Transferor and Transferee with respect to the sale and purchase of Transferor’s Company Interest, and (ii) the closing shall be held at the principal place of business of the Company (or, at either Member’s election, pursuant to escrow arrangement acceptable to each Member in the exercise of their reasonable judgment) on a Business Day selected by Transferee not less than thirty (30) days and not more than one hundred twenty (120) days from Transferor’s receipt of the Property Sale Acceptance Notice.  Transferee shall pay the Transferor Purchase Price (less the Downpayment and any interest earned thereon) by wire transfer of immediately available federal funds to an account designated in writing by Transferor.

At the closing of the sale of Transferor’s Company Interest pursuant to this Section 8.6(c), (A) Transferor shall deliver to Transferee or its designee an assignment of all of Transferor’s Company Interest, which assignment shall be free and clear of all legal and equitable claims (other than the legal and equitable claims, if any, of Transferee pursuant to this Agreement) and all liens and encumbrances (other than liens and encumbrances under Financing Documents that shall remain in full force and effect following the closing) and (B) Transferee shall deliver to Transferor an assumption of Transferor’s obligations under this Agreement arising from and after the date of such assignment.  At the closing, Transferor and Transferee shall execute an agreement acceptable to Transferor and Transferee in the exercise of their reasonable judgment whereby (X) the Members shall represent and warrant to each other with respect to only that each is duly organized, validly existing, has the necessary corporate power and authority to consummate the subject transactions and requires no consents which have not been obtained and (Y) Transferor shall represent to Transferee that Transferor is the owner of its Company Interest free and clear of all liens and encumbrances (other than liens and encumbrances under Financing Documents that shall remain in full force and effect following the closing) and that the Transfer is being made free and clear of all legal and equitable claims (other than the legal and equitable claims of Transferee pursuant to this Agreement).  Each party shall pay their own costs and expenses in connection with the conveyance of Transferor’s Company Interest to Transferee.  Any transfer, deed, documentary stamp or other similar tax due in connection with a Transfer of Transferor’s Company Interest pursuant to this Section 8.6(c) shall be paid fifty percent (50%) by Transferor and fifty percent (50%) by Transferee.  In addition, at the closing, (i) Transferor and Transferee shall execute an agreement acceptable to Transferor and Transferee in the exercise of their reasonable judgment whereby Transferee shall indemnify, defend and save Transferor from and against responsibility for all debts, obligations, liabilities, costs, expenses (including, without limitation, reasonable attorneys’ fees and disbursements) and claims with respect to the Company accruing from and after the closing date and Transferor shall indemnify, defend and save Transferee from and against responsibility for all debts, obligations, liabilities, costs, expenses (including, without limitation, reasonable attorneys’ fees and disbursements) and claims against the Company arising from Transferor’s fraud, gross negligence or willful misconduct occurring prior to the closing, (ii) the Accountants shall close the books of the Company as of the closing date, and all items of the Company’s income and expense shall be apportioned in calculating Net Cash Flow as of 11:59 p.m. of the day preceding the closing date, (iii) Net Cash Flow earned through the day preceding the closing date and Net Proceeds of a Capital Transaction received prior to closing shall be distributed in accordance with the provisions of Article IV, which provisions shall survive the closing pursuant hereto for purposes of making or correcting any closing adjustments, (iv) the purchase price to be paid by Transferee shall be (x) increased by the aggregate amount of all Additional Capital Contributions made by Transferor in the period between the date of the Property Sale Exercise Notice and the closing date (excluding Additional Capital Contributions made for payment of ordinary operating expenses), (y) decreased by any amounts of Net Proceeds of a Capital Transaction received by the Company during the period between the date of the Property Sale Exercise Notice and the closing date and distributed to Transferor pursuant to the terms hereof and (z) adjusted to account for, and fully repay, all outstanding Default Loans (and unpaid interest thereon), (v) the Members shall execute all amendments to fictitious name, limited liability company or similar certificates necessary to effect the withdrawal of Transferor from the Company and, if applicable, the termination of the Company and (vii) Transferee shall use commercially reasonable efforts to secure the release (without releasing any claim the Company may have against the applicable guarantor) of outstanding Affiliate Guarantees executed by Transferor or an Affiliate of Transferor (or by AmREIT, AmREIT Ltd. or an Affiliate either if AmREIT SCA is the Transferor), if any; provided, that an entity acceptable to Transferor in its reasonable discretion shall, pursuant to an agreement in form and content reasonably acceptable to Transferor, indemnify Transferor and/or its Affiliates or AmREIT or its Affiliates if AmREIT SCA is the Transferor, as the case may be, for any claims that arise under such outstanding Affiliate Guarantees for events occurring after the close of the sale of Transferor’s Company Interest if Transferee is not able to procure any such release.

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(d) If Transferee shall deliver, or be deemed to deliver, a Property Sale Rejection Notice, Transferor is hereby authorized to accept on behalf of the Company an offer for the purchase of the Property meeting the following criteria (a “Property Sale Offer”):

(i) The Property Sale Offer shall be an unconditional bona fide arm’s length offer from a third party unrelated either to Transferor or to any Affiliate of Transferor;

(ii) The Property Sale Offer shall be an all cash offer for the purchase of fee simple title to the entire interest of the Company in the Property in an amount not less than ninety-five percent (95%) of the Estimated Purchase Price;

(iii) The Property Sale Offer shall provide for the Closing for the purchase of the Property not sooner than thirty (30) days nor later than one hundred twenty (120) days after the date of delivery or deemed delivery by Transferee of a Property Sale Rejection Notice;

(iv) The Property Sale Offer shall require the purchaser thereunder to make an earnest money deposit in an amount not less than the lesser of (x) Five Hundred Thousand Dollars ($500,000) and (y) five percent (5%) of the purchase price therefor, which shall be forfeited as liquidated damages in the event of such purchaser’s default;

(v) The Property Sale Offer shall require the entire purchase price for the Property to be due and payable to the Company by wire transfer of immediately available federal funds at the closing of the sale of the Property and no portion of the purchase price shall be deferred; and

(vi) The Property Sale Offer shall contain commercially reasonable terms and conditions.

Transferor shall be authorized to accept a Property Sale Offer for and on behalf of the Company and to execute all such documents on behalf of the Company as shall be required in order to close and consummate the sale of the Property pursuant to the terms and provisions of such Property Sale Offer.  Any third party dealing with the Company shall be entitled to rely upon the aforesaid authorization.  The parties hereto acknowledge and agree that for purposes of determining whether a sale of all of the Property is for at least ninety-five percent (95%) of the Estimated Purchase Price, the Estimated Purchase Price shall be adjusted to the date of the offer for such sale to reflect changes in circumstances such as changes in the composition of Company Assets and distributions and liabilities consistent with the methodology used to compute the Estimated Purchase Price.  If Transferee shall dispute whether the Property is being sold for a purchase price that is at least ninety-five percent (95%) of the Estimated Purchase Price (as adjusted), Transferee shall deliver a written notice of such dispute to Transferor within five (5) Business Days following receipt of the applicable Property Sale Offer.  Any such dispute shall be resolved by the Accountant.

(e) Notwithstanding anything to the contrary set forth herein, in the event that prior in time to the delivery of an Offer Notice under Section 8.5, any Property Sale Exercise Notice shall be delivered or Transferee shall have instituted an action for specific performance pursuant to Section 8.6(c), the delivery of such Property Sale Exercise Notice or the institution of such action for specific performance shall supersede the delivery of any Transfer Notice or Offer Notice and the rights under this Section 8.6 shall supersede the rights under Section 8.5 of this Agreement.

(f) If Transferee elects to purchase Transferor’s Company Interest, it may, at its option, cause Transferor’s Company Interest to be acquired by one or more of its designees; provided that any such assignment of Transferee’s rights hereunder for purposes of accomplishing such purchase by any such designee shall not relieve Transferee of any obligation or liability with respect thereto.

(g) Each Member agrees that it shall (and shall cause its Affiliates to) be reasonable and cooperate with the other Member including without limitation, executing any documents which may be reasonably required, in order to consummate the transactions contemplated by this Section 8.6.

SECTION 8.7. ERISA.

(a) AmREIT SCA acknowledges that it has been advised that Acquisition or an Affiliate of Acquisition is a collective investment fund, as described in Section IV (e) of PRCE 91-38 (the “Fund”), which holds the assets of one or more employee benefit plans or retirement arrangements which are subject to ERISA and/or Section 4975 of the Code (each a “Plan”), and with respect to which JPM is the Trustee and that, as a result, Acquisition may be prohibited by law from engaging in certain transactions.

(b) Acquisition hereby represents and warrants to AmREIT SCA that, as of the date hereof, there are no employers or employee organizations which maintain one or more Plans whose assets are invested in the Fund and which represent an aggregate interest in excess of ten percent (10%) of the total interests in the Fund (each, a “10% Plan”).

(c) In the event that the Fund notifies AmREIT SCA in writing that a Plan may become a 10% Plan, AmREIT SCA will, within 10 days of such notification, inform the Fund in writing as to whether it is able to make the following representations: AmREIT SCA is not a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975 of the Code) (each a “Party in Interest”) with respect to such 10% Plan or, if AmREIT SCA is a Party in Interest, that:

(i) neither AmREIT SCA nor any “affiliate” (as defined in Section V(c) of PTCE 84-14) of AmREIT SCA has exercised the authority to either:  (A) appoint or terminate JPM as the qualified professional asset manager (as defined in Section V(a) of PTCE 84-14, “QPAM”) of the assets invested in the Fund of the 10% Plan with respect to which AmREIT SCA or its “affiliate” is a Party in Interest; or (B) negotiate the terms of the management agreement with JPM, including renewals or modifications thereof, on behalf of such 10% Plan; and

(ii) neither AmREIT SCA nor any entity Controlling, or Controlled by, or under common Control with, AmREIT SCA owns a ten percent (10%) or more interest (within the meaning of PTCE 84-14, “10% Interest”) in JPM or J.P. Morgan Chase & Co.

(d) Thereafter, if based on the representations made by AmREIT SCA in subsection (c) of this Section, such Plan becomes a 10% Plan, AmREIT SCA represents and warrants that, during the time AmREIT SCA is a member of the Company, neither AmREIT SCA nor its “affiliate” will exercise the authority to either: appoint or terminate JPM as the QPAM of the assets invested in the Fund of such 10% Plan or negotiate the terms of the management agreement with JPM, including renewals or modifications thereof, on behalf of such 10% Plan and neither AmREIT SCA nor any entity Controlling, or Controlled by, or under common Control with, AmREIT SCA will own a 10% Interest in JPM or J.P. Morgan Chase & Co.

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SECTION 8.8. VCOC.  As long as no other exception to holding plan assets under the Plan Asset Regulations is available to the Company, the Company shall conduct its affairs in such manner that the Company shall qualify as a “venture capital operating company” (“VCOC”) within the meaning of Department of Labor regulations set forth at 29 C.F.R. Section 2510.3-101 or any successor to such regulation (the “Plan Asset Regulations”) and relevant authority interpreting the Plan Asset Regulations.  In furtherance of the foregoing, the Company (i) hereby establishes the 90-day period commencing on November 1st of each year as its annual valuation period, (ii) shall (A) on the date the Company first makes an investment (other than a short-term investment of funds pending long-term commitment) and (B) thereafter, on one day during each annual valuation period, have at least fifty percent (50%) of its assets (valued at cost) invested in “operating companies” within the meaning of the Plan Asset Regulation, including REOCs which invest in real estate which is managed or developed, and with respect to which the Company has the right to substantially participate in the management of such operating companies to the extent required to maintain the Company’s status as a VCOC under the Plan Asset Regulations, and (iii) in the ordinary course of business shall participate in the management of such operating companies to the extent required to maintain its status as a VCOC.  The Members consent and agree to take such action as is necessary to maintain the Company’s VCOC status and consent and agree not to take any action that could prevent the Company from maintaining its VCOC status.

SECTION 8.9. Bankruptcy or Dissolution of a Member.  Upon the occurrence of a Bankruptcy Event or any other occurrence with respect to a Member of any event which under the Delaware Act causes the Member to cease to be a member of a limited liability company (a “Withdrawal Event”), the Member affected by such Withdrawal Event shall, unless the other Member shall otherwise consent within ninety (90) days of such Withdrawal Event, be deemed to have withdrawn as a Member on the expiration of such ninety (90) day period.  In the event that a Member is deemed to have withdrawn from the Company pursuant to this Section 8.8, then such Member (a “Withdrawn Member”) shall continue to have the rights of an assignee of its Company Interest which was not admitted as a Member and shall not be entitled to participate in the management of the Company or to vote, approve or consent to any matter for which the vote, approval or consent of any Members is required.  Unless the Members (other than the Withdrawn Member) otherwise agree, the Company shall not terminate or dissolve upon the occurrence of a Bankruptcy Event or any other occurrence which under the Act causes a Member to cease to be a member of the Company.  No Member shall withdraw or retire from the Company without the prior consent of the other Members, except in connection with a Transfer of its entire Company Interest in accordance with the terms of this Agreement.  In furtherance of the foregoing, each Member hereby waives any and all rights such Member may have to withdraw and/or resign from the Company pursuant to Section 18-603 of the Delaware Act and hereby waives any and all rights such Member may have to receive the fair value of such Member’s Company Interest upon such resignation and/or withdrawal pursuant to Section 18-604 of the Delaware Act, and such Member shall continue to hold its Company Interest in accordance with the provisions hereof.

ARTICLE IX

BROKERS

SECTION 9.1. Brokers.  Each Member represents and warrants to the other Member that it has not dealt with any real estate broker or finder in connection with the formation of the Company or the transactions contemplated herein except for Transwestern Property Company SW GP, L.L.C. d/b/a Transwestern Commercial Services, and AKF Properties, d/b/a Fox Properties, both of which acted as brokers in the acquisition of the Property.  Each Member agrees to indemnify and hold harmless the other Member and the Company from and against any actions, claims or demands for any commissions or fees and all Indemnified Losses arising from a breach of the foregoing representation and warranty.

ARTICLE X

TERMINATION

SECTION 10.1. Dissolution.  Except as hereinafter provided to the contrary, the Company shall be dissolved and its business wound up upon the happening of any of the following events, whichever shall first occur:

(a) The sale, condemnation or other disposition of all or substantially all of the Property and the Company Assets and the receipt of all consideration therefor except that if non-monetary consideration is received upon such disposition the Company shall not be dissolved pursuant to this clause until such consideration is converted into money or money equivalent;

(b) At any time that there are no Members; provided that the Company shall not be dissolved if within ninety (90) days after the occurrence of the event that terminated the continued membership of the last remaining Member, the personal representative of the last remaining Member agrees in writing to continue the Company and to the admission of such personal representative or its nominee or designee to the Company as a Member effective as of the occurrence of the event that terminated the continued membership of the last remaining Member; or

(c) The occurrence of any event, other than those referred to in paragraph (b), which causes dissolution of a limited liability company under the Delaware Act, unless the Members agree to continue the Company pursuant to the Delaware Act.

SECTION 10.2. Termination.  Notwithstanding any other provision of this Agreement, in all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

(a) The Liquidating Member shall cause to be prepared (i) statements setting forth the assets and liabilities of the Company as of the date of dissolution and as of the date of complete liquidation, a copy of such statements shall be furnished to all of the Members and (ii) a report in reasonable detail of the manner or disposition of assets.

(b) The property and assets of the Company shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner.  The Liquidating Member may, in the exercise of its business judgment and if commercially reasonable, determine to defer the sale of all or any portion of the property and assets of the Company if deemed necessary or appropriate to realize the fair market value of any such property or assets.

(c) The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i) To the payment of (x) the debts and liabilities of the Company (including any outstanding amounts due on any recourse indebtedness encumbering the Property, or any part thereof) and (y) the expenses of liquidation.

(ii) To the setting up of any reserves which the Liquidating Member shall determine in its commercially reasonable judgment to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company.  Such reserves may, in the commercially reasonable discretion of the Liquidating Member, be paid over to a national bank or national trust company selected by the Members and authorized to conduct business as an escrow agent to be held by such bank or trust company as escrow agent for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period distributing any remaining balance as provided in clause (iv) below.

(iii) To the Members in accordance with the provisions of Section 4.3; provided, however, that no distribution shall be made that creates or increases a Capital Account deficit for any Member which exceeds such Member’s obligation (deemed or actual) to restore such deficit, determined as follows:  Distributions shall first be determined tentatively pursuant to Section 4.3 without regard to the Member’s Capital Account, and then the allocation provisions of Section 5 shall be applied tentatively as if such tentative distributions had been made.  The actual distribution to such Member pursuant to this Section 10.2(c)(iii) shall be equal to (x) in the case of a Member that has no deficit Capital Account after such tentative distributions and allocations have been made, the tentative distribution to such Member, and (y) in the case of a Member that has a deficit Capital Account after such tentative distributions and allocations are made, the tentative distribution to such Member less the amount of the deficit.

(iv) The balance, if any, to the Members, in accordance with and to the extent of the Members’ ending positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods, including, without limitation, any allocations of Profits or Losses from any Capital Transactions causing or resulting in the dissolution and termination of the Company.

Distributions pursuant to the preceding clauses (iii) and (iv) shall be made by the end of the Fiscal Year during which the dissolution of the Company occurs (or, if later, within ninety (90) days of such dissolution).  To the fullest extent permitted by applicable law, the Members hereby waive any rights to distributions under Section 18-604 of the Delaware Act.

(d) The Liquidating Member shall cause the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Delaware Act and shall take all such other actions as may be necessary to terminate the Company.

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SECTION 10.3. Liquidating Member.

(a) The term “Liquidating Member” shall mean (i) the Managing Member in the case of a termination of the Company pursuant to clause (a) of Section 10.1 hereof, (ii) Acquisition in the case of a termination of the Company pursuant to clause (c) of Section 10.1 hereof if AmREIT SCA shall be the Member causing the termination event pursuant to said clause, (iii) AmREIT SCA in the case of a termination of the Company pursuant to clause (c) of Section 10.1 hereof if Acquisition shall be the Member causing the termination event pursuant to said clause, and (iv) the last remaining Member (or its personal representative or nominee) in the case of a termination of the Company pursuant to clause (b) of Section 10.1 hereof.

(b) Without limiting the foregoing, the Liquidating Member shall, upon the dissolution and upon completion of the winding up of the affairs of the Company, file appropriate certificate(s) to such effect in the proper governmental office or offices under the Delaware Act as then in effect.  Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

SECTION 10.4. No Redemption.  The Company may not acquire, by purchase, redemption or otherwise any Company Interest of any Member.

SECTION 10.5. Governance.  Notwithstanding a dissolution of the Company, until the termination of the business of the Company, the affairs of the Members, as such, shall continue to be governed by this Agreement.  The Liquidating Member shall be subject to the same restrictions on transactions with related parties or involving conflicts of interest as applied prior to the dissolution of the Company, including but not limited to the consent requirements set forth herein of any such transaction.  The Liquidating Member shall also be required to perform its duties under this Agreement using the same standard of care that would be required of the Liquidating Member if the Liquidating Member was acting as the Managing Member.

SECTION 10.6. Return of Capital.  No Member shall have any right to receive the return of its Capital Contribution or to seek or obtain partition of assets of the Company, other than as provided in this Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Further Assurances.  Each Member agrees to execute, acknowledge, deliver, file, record and publish such further reasonable certificates, amendments to certificates, instruments and documents, and do all such other reasonable acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement so long as any of the foregoing do not materially increase any Member’s obligations hereunder or materially decrease any Member’s rights hereunder.

SECTION 11.2. Notices.  All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by personal delivery or facsimile or United States registered or certified mail (postage prepaid, return receipt requested) addressed as hereinafter provided, provided, however, that any Notice given by facsimile shall also be given by personal delivery or United States registered or certified mail.  Except as otherwise specified herein, the time period in which a response to any notice or other communication must be made, if any, shall commence to run on the earliest to occur of (a) if by personal delivery, the date of receipt, or attempted delivery, if such communication is refused; (b) if given by facsimile, the date on which such facsimile is transmitted and confirmation of delivery thereof is received; and (c) if sent by mail (as aforesaid), the date of receipt or attempted delivery, if such mailing is refused.  Until further notice, notices and other communications under this Agreement shall be addressed to the parties listed below as follows:

(i) If to the Company or Acquisition, to:

Shadow Creek Ranch Town Center Acquisition LLC
c/o J.P. Morgan Investment Management Inc.
245 Park Avenue
New York, New York 10167
Attention:  Temra Wollman
Fax Number:  (212) 648-2266

with a copy to:

c/o J.P. Morgan Investment Management Inc.
P.O. Box 5005
New York, New York 10163-5005

with a copy to:
Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Attention: Steven Moskowitz, Esq. Fax Number: (212) 806-6006

(ii) If to the Company or AmREIT SCA, to:

8 Greenway Plaza, Suite 1000
Houston, Texas  77046
Attention:  Tenel H. Tayar
Fax Number:  (713) 850-0498

with a copy to:

Mayer, Brown LLP
700 Louisiana St., Suite 3400
Houston, Texas 77002
Attention:  Neil Wasserstrom, Esq.
Fax Number:  (713) 238-4888

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Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section.  Copies of all Notices required to be sent by a Member to the Company under the terms of this Agreement shall also be sent to each Member in accordance with the terms hereof.

SECTION 11.3. Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).

SECTION 11.4. Captions.  All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

SECTION 11.5. Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

SECTION 11.6. Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and permitted assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.

SECTION 11.7. Extension Not a Waiver.  Except as otherwise expressly provided herein, no delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same.  Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

SECTION 11.8. Construction.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or any third party.  No Member shall be obligated personally for any debt, obligation or liability of the Company solely by being a Member of the Company.  Without the consent of all the Members, the Company shall not do business in or otherwise have contact with any jurisdiction other than Delaware and Texas if such would result in any Member being obligated personally for any debt, obligation or liability of the Company solely by reason of being a Member of the Company and exercising its rights under this Agreement and the Delaware Act.

SECTION 11.9. Severability.  In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

SECTION 11.10. Consents.  Except as otherwise expressly provided herein, any consent or approval to any act or matter required under this Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any Member from the obligation to obtain the consent or approval, as applicable, wherever required under this Agreement to any other act or matter.  Unless otherwise provided herein, any consent required to be delivered hereunder shall be delivered within ten (10) days of request therefor.  Failure to grant consent within such ten (10) day period (or other period provided herein) shall, unless otherwise provided herein, be deemed denial of such consent.

SECTION 11.11. Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated.  Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by each party, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.

SECTION 11.12. Consent to Jurisdiction.  Any action, suit or proceeding in connection with this Agreement may be brought against any Member or the Company in a court of record of the State of New York, County of New York, or of the United States District Court for the Southern District of New York, each Member and the Company hereby consenting and submitting to the jurisdiction thereof; and service of process may be made upon any Member or the Company, by certified or registered mail, at the address to be used for the giving of notice to such Member under Section 11.2.  Each Member hereby appoints CT Corporation System, 1633 Broadway, New York, New York 10019 as its agent for service of process.  Nothing herein shall affect the right of any Member to commence legal proceedings or otherwise to proceed against any other Member or the Company in any other jurisdiction or to serve process in any manner permitted by applicable law.  In any action, suit or proceeding in connection with this Agreement, each Member and the Company hereby waives trial by jury, and any claim that New York County or the Southern District of New York is an inconvenient forum.

SECTION 11.13. Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart will for all purposes be deemed an original, and all such counterparts shall constitute one and the same instrument.

SECTION 11.14. Tax Election.  The Members shall take all actions necessary to cause the Company to be treated as a partnership for federal, state and, if applicable, local income tax purposes including, without limitation, making all elections necessary for such purpose under any applicable Check The Box Regulations.

SECTION 11.15. Costs.  All costs incurred by the Members or the Company in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder shall be paid by the Company.

SECTION 11.16. Representations and Warranties.

(a) Acquisition represents and warrants as follows as of the date hereof:

(i) Acquisition is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii) The execution and delivery of this Agreement and all other documents, instruments and agreements to be executed in connection with the transactions contemplated by this Agreement (the “Transaction Documents”) have been duly and validly authorized by all necessary actions of Acquisition, and shall constitute the legal, valid and binding obligations of Acquisition enforceable against Acquisition in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(iii) No consent, waiver, approval or authorization of or notice to any other Person (including any governmental entity) is required to be made, obtained or given by Acquisition in connection with the execution and delivery of this Agreement or any other Transaction Document except for those which have been heretofore obtained.

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(iv) Neither the execution or delivery of this Agreement nor any other Transaction Document does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or provision of (A) any agreement to which Acquisition is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule or regulation of a governmental entity applicable to Acquisition, or by which it or its assets or properties are bound, or (ii) result in the creation of any lien or encumbrance upon Acquisition or its assets.

(v) For purposes of the Investment Company Act of 1940, as amended, Acquisition is counted as one investor in the Company.

(b) AmREIT SCA Representations.  AmREIT SCA represents and warrants as follows as of the date hereof:

(i) AmREIT SCA is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.

(ii) The execution and delivery of this Agreement and all other Transaction Documents have been duly and validly authorized by all necessary actions of AmREIT SCA and shall constitute the legal, valid and binding obligations of AmREIT SCA enforceable against AmREIT SCA in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(iii) No consent, waiver, approval or authorization of or notice to any other Person (including any governmental entity) is required to be made, obtained or given by AmREIT SCA in connection with the execution and delivery of this Agreement or any other Transaction Document except for those which have been heretofore obtained.

(iv) Neither the execution or delivery of this Agreement nor any other Transaction Document does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or provision of (A) any agreement to which AmREIT SCA is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule or regulation of a governmental entity applicable to AmREIT SCA or by which AmREIT SCA or its assets or properties are bound, or (ii) result in the creation of any lien or encumbrance upon AmREIT SCA or its assets.

(v) The members of AmREIT SCA are AmREIT Ltd. and ARIC.  The sole member of AmREIT Ltd. is AmREIT Corp.  The sole member of ARIC is AmREIT.  The sole member of AmREIT Corp is AmREIT.

(vi) AmREIT SCA has delivered to Acquisition true and complete copies of the engineering and environmental reports with respect to the Property in the possession of AmREIT SCA or its Affiliates.

(vii) Neither the purchaser nor, to AmREIT SCA’s knowledge, the seller is in default or has breached any of its respective obligations, representations, warranties or covenants under the Purchase Agreement.  To AmREIT SCA’s knowledge, the representations and warranties set forth in the Purchase Agreement, if made on and as of the date hereof, are true and correct in all material respects.  For purposes of the immediately preceding sentence, all references to “AmREIT SCA’s knowledge” or words of similar import shall be deemed to include the knowledge of AmREIT SCA hereunder as well as the knowledge of ARIC as “purchaser” under the Purchase Agreement.

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SECTION 11.17. Right to Participate; Right of First Offer.

(a) If (x) with respect to Acquisition, Acquisition or another Affiliated entity for which J.P. Morgan Investment Management Inc. is then acting as agent or independent advisor in connection with the Adjacent Property Acquisition or (y) with respect to AmREIT SCA, AmREIT Ltd., AmREIT or any of their respective Affiliates (such party, the “Adjacent Property Offeror”), shall, at any time AmREIT SCA or an Affiliate thereof is a Member hereunder, desire to purchase, ground lease or otherwise control any property adjacent to the Property and known as Pearland Town Center South (CBL development) on the southwest corner, Silverlake Village South on the southeast corner and The Crossing at 518 South on the northeast corner (an “Adjacent Property Acquisition”), the Adjacent Property Offeror shall (and shall cause its applicable Affiliate to) provide prior written notice thereof to the other Member (the “Adjacent Property Offeree”) prior to entering into or negotiating any such arrangements with respect thereto.  Such notice shall contain a reasonably detailed description of the proposed Adjacent Property Acquisition, the proposed ownership structure, projected returns, management and voting rights and such other material details as shall allow the Adjacent Property Offeree to adequately analyze the proposed Adjacent Property Acquisition.  The Adjacent Property Offeror agrees to promptly provide the Adjacent Property Offeree with such additional information as shall be reasonably requested by the Adjacent Property Offeree with respect to a proposed Adjacent Property Acquisition.  Each Member covenants and agrees that if the Members fail to reach agreement with respect to the Adjacent Property Offeree’s participation in such Adjacent Property Acquisition, the Adjacent Property Offeror shall be prohibited from acquiring the property subject to such proposed Adjacent Property Acquisition while the Adjacent Property Offeror remains a Member of the Company.

(b) If AmREIT SCA, AmREIT Ltd., AmREIT or any of their respective Affiliates (such party, the “Applicable AmREIT Entity”) shall, at any time AmREIT SCA, AmREIT Ltd., AmREIT or any of their respective Affiliates is a Member hereunder, desire to purchase, ground lease or otherwise control any property within a one-half mile radius of the Property (a “Competing Property Acquisition”), AmREIT SCA shall (and shall cause the Applicable AmREIT Entity to) provide prior written notice thereof to Acquisition prior to entering into or negotiating any such arrangements with respect thereto.  Such notice shall contain a reasonably detailed description of the proposed Competing Property Acquisition, the proposed ownership structure, projected returns, management and voting rights and such other material details as shall allow Acquisition to adequately analyze the proposed Competing Property Acquisition.  AmREIT SCA agrees to promptly provide Acquisition with such additional information as shall be reasonably requested by Acquisition with respect to a proposed Competing Property Acquisition.  AmREIT SCA covenants and agrees that Acquisition (or any Acquisition Entity designated by Acquisition) shall have the exclusive right, for forty-five (45) days following receipt of such notice, to negotiate with the Applicable AmREIT Entity to participate in such Competing Property Acquisition.  If Acquisition and the Applicable AmREIT Entity shall reach agreement with respect to Acquisition’s participation in such Competing Property Acquisition, Acquisition and the Applicable AmREIT Entity shall enter into such documents and instruments as may be necessary to evidence such agreement.  AmREIT SCA and Acquisition covenant and agree to negotiate in good faith with respect thereto.  If Acquisition and the Applicable AmREIT Entity fail to reach agreement with respect to Acquisition’s participation in such Competing Property Acquisition, the Applicable AmREIT Entity may acquire the property subject to such proposed Competing Property Acquisition with or without a joint venture partner on substantially the same terms offered to Acquisition.

(c) The failure of either Member to comply with its obligations under this Section 11.17 shall constitute a Material Default of such Member.

SECTION 11.18. Limitation of Liability.  Notwithstanding anything to the contrary contained in this Agreement, but subject to the terms of the immediately succeeding sentence, no recourse shall be had for the payment of any loans or other payments due or for any other claim under this Agreement or based on the failure of performance or observance of any of the terms and conditions of this Agreement against any Member (for the avoidance of doubt, including the Managing Member), any Affiliate of any Member, AmREIT, any Affiliate of AmREIT or any principal, partner, member, manager, shareholder, controlling person, officer, director, agent or employee of any of the aforesaid Persons or any of their respective assets other than such Member’s interest in the Company or assets of the Company to which such Member is entitled under any rule of law, statute or constitution, or by the enforcement of any assessment or penalty, or otherwise, nor shall any of such Persons be personally liable for any contributions, loans, payments or claims, or personally liable for any deficiency judgment based thereon or with respect thereto, it being expressly understood that the sole remedies of the Company or any other Member with respect to such amounts and claims shall be against such interest in the Company and the assets of the Company to which such Member is entitled and as otherwise expressly set forth in this Agreement, and that all such liability of the aforesaid Persons, except as expressly provided in this Section 11.18, is expressly waived and released as a condition of, and as consideration for, the execution of this Agreement and the admission of each Member to the Company.  Notwithstanding the terms of the immediately preceding sentence, nothing contained in this Agreement (including, without limitation, the provisions of this Section 11.18), (i) shall constitute a waiver of any obligation of a Member under this Agreement, (ii) shall be taken to prevent recourse to and the enforcement against such Member’s Company Interest and the assets of the Company to which such Member is entitled for all of the respective liabilities, obligations, and undertakings of the aforesaid Persons contained in this Agreement, (iii) shall be taken to limit or restrict any action or proceeding against any of the aforesaid Persons which does not seek damages or a money judgment or does not seek to compel payment of money (or the performance of obligations which would require the payment of money) by any of the aforesaid Persons, or (iv) a waiver of any contractual obligations of any of the aforesaid Persons pursuant to contracts and agreement between any such Person, and the Company including, without limitation, Managing Member Affiliate Agreements.

SECTION 11.19. Company Name.  If, at any time, the Company name shall include the name of, or any trade name used by, a Member or any of its Affiliates, neither the Company nor any other Member shall acquire any right, title or interest in or to such name or trade name.

SECTION 11.20. Ownership of Company Property.  The interest of each Member in the Company shall be personal property for all purposes.  All real and other property owned by the Company shall be deemed owned by the Company as Company property.  No Member, individually, shall have any direct ownership of such property and title to such property shall be held in the name of the Company.

SECTION 11.21. Time of the Essence.  Except as otherwise expressly provided in this Agreement, time shall be of the essence with respect to all time periods set forth in this Agreement.

SECTION 11.22. Status Reports.  Recognizing that each Member may find it necessary from time to time to establish to third parties, such as accountants, banks, mortgagees, prospective transferees of their Company Interest, or the like, the then current status of performance of the Property and the Company hereunder, each Member shall, within ten (10) Business Days following the written request of another Member made from time to time, furnish a written statement on the status of the following:

(a) that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the Agreement is in full force and effect as modified and stating the modifications);

(b) stating whether or not to the best knowledge of such certifying Member (i) the other Member in the Company is in default in keeping, observing or performing any of the terms contained in this Agreement and, if in default, specifying each such default (limited to those defaults of which the certifying Member has knowledge), and (ii) there has occurred an event that with the passage of time or the giving of notice, or both, would ripen into a default hereunder on the part of such other Member (limited to those events of which the certifying Member has knowledge); and

(c) to the best of the knowledge and belief of the Member making such statement, with respect to any other matters as may be reasonably requested by the other Member.

Such statement may be relied upon by such other Member and any other Person for whom such statement is requested, but no such statement shall operate as a waiver as to any default or other matter as to which the Member executing it did not have actual knowledge.

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SECTION 11.23. Disposition of Documents.  All documents and records of the Company, including, without limitation, all organizational documents, financial records, Key Documents, vouchers, canceled checks, and bank statements shall be delivered to Acquisition upon termination of the Company if Acquisition is then a Member, and otherwise to AmREIT.  Upon request of any Member, copies of all such documents and records shall be provided to such Member.  The Member holding such documents and records shall retain them for a period of at least three (3) years after the termination of the Company and shall make copies thereof available to the other Member during such period.

SECTION 11.24. Waiver of Partition.  Except as otherwise expressly provided for in this Agreement, no Member shall, either directly or indirectly, take any action to require partition or appraisement of the Company or any of its assets or properties or cause the sale of any Company assets or property, and notwithstanding any provisions of applicable law to the contrary, each Member (for itself and its legal representatives, successors and assigns) hereby irrevocably waives any and all right to partition, or to maintain any action for partition, or to compel any sale with respect to its interest in, or with respect to, any assets or properties of the Company, except as expressly provided in this Agreement.

SECTION 11.25. Calculation of Days.  The provisions of this Agreement relative to number of days shall be deemed to refer to calendar days, unless otherwise specified.  When the date for performance of any monetary obligation of any Member falls on a non-business day, such obligation need not be performed until the next-following Business Day.

SECTION 11.26. Disclosure.  Notwithstanding any terms or conditions in this Agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure.  For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information or the portion of any materials not relevant to the tax treatment or tax structure of the transaction.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Limited Liability Company Agreement as of the day and year first above written.

SHADOW CREEK RANCH TOWN CENTER ACQUISITION LLC, a Delaware limited liability company

By:Commingled Pension Trust Fund (Strategic Property) of JPMorgan Chase Bank, N.A., its sole member

By:JPMorgan Chase Bank, N.A., as Trustee By: Name: Robert Curran Title: Vice-President

AMREIT SHADOW CREEK ACQUISITION, LLC, a Texas limited liability company
By:__________________________ Name: Title:

AmREIT Real Estate Investment Corporation joins this Agreement solely for the purposes of Section 6.6(d)

AMREIT REAL ESTATE INVESTMENT
CORPORATION, a Texas corporation

By:           __________________________
Name:
Title:

EXHIBIT A

IRR CALCULATION

This Exhibit describes the internal rate of return calculation contemplated by the limited liability company agreement (the “Agreement”) to which this Exhibit is attached and of which this Exhibit forms a part.  Except as otherwise indicated in this Exhibit, each capitalized term used herein shall have the meaning given to the same elsewhere in the Agreement.

Section 1  CERTAIN DEFINITIONS.

(i)           “Contributions” means the sum of all contributions made or deemed made under the Agreement by the Members to the Company (as described in Sections 2.1 and 2.2 of the Agreement, and as may be adjusted pursuant to the terms of Section 2.3 of the Agreement), on or after Time 0.  If an escrow is used, Contributions shall be deemed made on the date deposited into escrow.

(ii)           “Distributions” to a Member means all distributions made or deemed made to the Members under Section 4.2, 4.3 and subsection 10.2(c) of the Agreement on or after Time 0.

(iii)           “IRR Rate” means the “8.25% IRR Rate” or the “12% IRR Rate,” as applicable.  “8.25% IRR Rate” means 8.25% per annum and “12% IRR Rate” means 12% per annum.

(iv)           “Time 0” means the Effective Date.

Section 2  ASSUMPTIONS.

For the purpose of performing the future value calculations described in this Exhibit:

(a)           Periods.  All calculations shall be based on calendar month periods (each, a “Calendar Month”), the first of which shall be the calendar month in which Time 0 occurs.

(b)           Distributions.  All Distributions will be considered to have been made at the end of the Calendar Month in which they were actually made; and each Distribution in a particular Calendar Month will be increased by an amount equal to the interest accruing on such Distribution at the applicable IRR Rate, for the period commencing on the date such Distribution is actually made through the last day of the Calendar Month in which the same is made.

(c)           Contributions.  All Contributions will be considered to have been made at the end of the Calendar Month in which they were actually made; and each Contribution will be increased by an amount equal to the interest accruing on such Contribution at the applicable IRR Rate, for the period commencing on the date such Contribution is actually made through the last day of the Calendar Month in which the same is made.

SECTION 3                                DEFINITION AND CALCULATION OF IRR DEFICIENCY.

With respect to the applicable IRR Rate, the “IRR Deficiency” as of any particular date means the amount by which (1) the future value as of such date at such IRR Rate of all Contributions made on or before such date (which shall include both such Contributions themselves and a monthly compounded return on such Contributions using the applicable IRR Rate), exceeds (2) the future value (as of such date) at the applicable IRR Rate of all Distributions (excluding, however, any Distribution to be made on such date with respect to which such calculation is being made) made on or before such date (which shall include both such Distributions themselves and a monthly compounded return on such Distributions using the applicable IRR Rate).  Accordingly, (i) the “8.25% IRR Deficiency” is the IRR Deficiency using the 8.25% IRR Rate and (ii) the “12% IRR Deficiency” is the IRR Deficiency using the 12% IRR Rate.  An example of this calculation is attached hereto as Schedule 1.

SCHEDULE 1

SAMPLE IRR DEFICIENCY CALCULATION

EXHIBIT B

LEASE REQUEST FORM

EXHIBIT C

FORM OF MANAGEMENT AGREEMENT

EXHIBIT D

LAND

EXHIBIT E

LEASING AND PROPERTY GUIDELINES

(“SEE ITEMS SET FORTH IN SECOND SENTENCE OF SECTION 7.8(A)”)